Filed Pursuant to Rule 424(b)(2)
Registration No. 333-158636

This preliminary prospectus supplement relates to an effective registration statement but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these notes and are not soliciting an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated May 16, 2011

Preliminary prospectus supplement

(To Prospectus dated April 17, 2009)

E*TRADE Financial Corporation

$435,000,000

    % Senior Notes due 2016

Issue Price     %

Interest payable              and

The notes will mature on                     , 2016. Interest will accrue from                     , 2011, and the first interest payment date will be                     , 2011. We intend to use the net proceeds from this offering to redeem our 7 3/8% Senior Notes due 2013 (“2013 Notes”).

We may redeem some or all of the notes offered hereby at any time and from time to time at their principal amount plus a “make whole” premium. If we sell certain of our assets or if we experience specific kinds of changes in control where the ratings of the notes decline in connection with any such change in control, we must offer to repurchase the notes.

The notes will be unsecured and will rank equally with any unsecured senior indebtedness we may incur. The notes will effectively rank junior to our secured indebtedness to the extent of the collateral securing such indebtedness and all liabilities of our subsidiaries that do not guarantee the notes. None of our subsidiaries will be subsidiary guarantors. In the near future we and certain of our subsidiaries expect to grant a security interest initially limited to $300 million in certain of our and these subsidiaries’ assets to secure certain existing indebtedness (excluding the notes). Our broker dealer and bank subsidiaries, which represent substantially all of our assets, are not subject to many of the restrictive covenants in the indenture governing the notes. See “Description of the notes” and “Description of other indebtedness.”

Investing in the notes involves risks. See “Risk factors” beginning on page S-14.

	Public offering price(1)		Underwriting discounts and commissions		Proceeds, before expenses, to E*TRADE(1)
Per note		%		%		%
Total	$		$		$

(1) Plus accrued interest, if any, from                     , 2011.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

We expect that delivery of the notes to purchasers will be made on or about                     , 2011 in book-entry form through The Depository Trust Company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

J.P. Morgan

May     , 2011

Prospectus supplement

Prospectus

We have not authorized anyone to provide you any information other than that contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us (which we refer to as a “Company free writing prospectus”) and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. This prospectus supplement may be used only where it is legal to sell the notes offered hereby. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any related Company free writing prospectus or any document incorporated herein by reference is accurate as of any date other than the date of this prospectus supplement. Also, you should not assume that there has been no change in the affairs of E*TRADE since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

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About this prospectus supplement

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about the notes that we are selling in this offering and about the offering itself. The second part, the accompanying prospectus dated April 17, 2009, provides more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us and other information you should know before investing in our notes. Before purchasing any notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

Cautionary statement concerning forward-looking statements

Certain information included in this prospectus supplement, the accompanying prospectus and the documents we incorporate herein or therein by reference may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not statements of historical facts are hereby identified as forward-looking statements for these purposes. In particular, statements that we make under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 relating to our overall volume trends, industry forces, margin trends, anticipated capital expenditures and our strategies are forward-looking statements. When used or incorporated by reference in this document, the words “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan,” “should” and similar expressions are intended to identify forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

These statements are based on assumptions and assessments made by our management in light of their experience and their perception of market conditions, historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Except as expressly stated herein, we disclaim any duty to update any forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements are set forth under “Risk Factors” and discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, including the following:

•	adverse changes in governmental regulations or enforcement practices, including those that may result from the implementation and enforcement of recently enacted regulatory reform legislation;

•	our potential inability to service our substantial indebtedness and, if necessary, to raise sufficient additional capital, and the potential negative regulatory consequences that may result therefrom;

•	our potential inability to return to and maintain profitability;

S-ii

•	potential increases in our loan losses and provisions for loan losses if the residential real estate and credit markets deteriorate beyond our expectations;

•	our potential inability to retain our current customer assets and accounts;

•	our potential inability to reduce the credit risk in our loan portfolio;

•

liabilities and costs associated with investigations and lawsuits, including those relating to our losses from mortgage loans and asset-backed securities as well as our customers’ loses from auction rate securities;

•	our dependence on payments from our subsidiaries, many of which are subject to laws and regulations that authorize regulatory bodies to block or reduce the flow of funds to us;

•	our potential inability to compete effectively;

•	our potential inability to manage the effects of changes in interest rates;

•	adverse changes in general economic conditions, including fluctuations in interest rates; and

•	other factors described elsewhere in this prospectus supplement or the accompanying prospectus or in our current and future filings with the SEC.

We do not undertake any obligation, other than as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, future risks or otherwise. New information, future events or future risks may cause the forward-looking events we discuss in this prospectus supplement not to occur.

S-iii

Prospectus supplement summary

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all the information that you may consider important in making your investment decision. Therefore, you should read the entire prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein carefully, including in particular the “Risk Factors” sections and the consolidated financial statements and related notes incorporated by reference in this prospectus supplement. Unless otherwise indicated or the context otherwise requires, the terms “we,” “our,” “us,” “the Company” and “E*TRADE” refer to E*TRADE Financial Corporation and its subsidiaries. References to the “parent company” are to E*TRADE Financial Corporation but not its subsidiaries.

Overview

E*TRADE Financial Corporation is a financial services company that provides online brokerage and related products and services primarily to individual investors, under the brand “E*TRADE Financial.” Our primary focus is to profitably grow our online brokerage business, which includes our active trader and long-term investing customers. We also provide investor-focused banking products, primarily sweep deposits and savings products, to retail investors. Our competitive strategy is to attract and retain customers by emphasizing low cost, ease of use and innovation, with delivery of our products and services primarily through online and technology-intensive channels.

We operate directly and through numerous subsidiaries many of which are overseen by governmental and self-regulatory organizations. Our most significant direct and indirect subsidiaries are described below:

•

E*TRADE Bank is a Federally chartered savings bank that provides investor-focused banking services to customers nationwide and deposit accounts insured by the Federal Deposit Insurance Corporation (“FDIC”);

•	E*TRADE Capital Markets, LLC is a registered broker-dealer and market-maker;

•

E*TRADE Clearing LLC is the clearing firm for our brokerage subsidiaries and is a wholly-owned operating subsidiary of E*TRADE Bank. Its main purpose is to transfer securities from one party to another; and

•	E*TRADE Securities LLC is a registered broker-dealer and is a wholly-owned operating subsidiary of E*TRADE Bank. It is the primary provider of brokerage services to our customers.

We provide services to customers in the United States through our website at www.etrade.com. In addition to our website, we also provide services through our network of customer service representatives, relationship managers and investment advisors. We provide these services over the phone or in person through our 28 E*TRADE branches.

Strategy

Our core strength is our trading and investing customer franchise. Building on the strengths of this franchise, our growth strategy is focused on four areas: retail brokerage, corporate services and market making, wealth management, and banking.

•

Our retail brokerage business is our foundation. We believe a focus on these key factors will position us for future growth in this business: growing our sales force with a focus on long-term investing, optimizing our marketing spend, continuing to develop innovative products and services and minimizing account attrition.

•

Our corporate services and market making businesses enhance our strategy by allowing us to realize additional economic benefit from our retail brokerage business. Our corporate services business is a leading provider of software and services for managing equity compensation plans and is an important source of new retail brokerage accounts. Our market making business allows us to increase the economic benefit on the order flow from the retail brokerage business as well as generate additional revenues through external order flow.

•

We also plan to expand our wealth management offerings. Our vision is to provide wealth management services that are enabled by innovative technology and supported by guidance from professionals when needed.

•	Our retail brokerage business generates a significant amount of customer cash and we plan to continue to utilize our bank to optimize the value of these customer deposits.

Our strategy also includes an intense focus on mitigating the credit losses in our legacy loan portfolio and maintaining disciplined expense management. We remain focused on strengthening our overall capital structure and positioning the Company for future growth.

Products and services

We offer a wide range of products and services to assist our customers with their financial needs. We operate in two segments: (1) trading and investing and (2) balance sheet management.

Trading and investing

Our trading and investing segment offers a full suite of financial products and services to customers including brokerage and banking products. The most significant of these products and services are described below:

Trading products and services

•	automated order placement and execution of U.S. equities, futures, options, exchange-traded funds and bond orders;

•	FDIC-insured sweep deposit accounts that automatically transfer funds from customer brokerage accounts;

•

access to E*TRADE Mobile Pro, which allows customers to trade stocks and transfer funds between accounts via a Blackberry®, the Apple iPhoneTM, the Apple iPod® Touch, the Apple iPadTM or the AndroidTM device as well as the ability to monitor real-time investment, market and account information;

•

use of Power E*TRADE Pro, our desktop trading software for qualified active traders, which includes CNBC Plus, providing customers with customization capabilities, an expanded feature set and more news and information;

•

an open applications programming interface (“Open API”) for third-party and independent software developers, which allows customers to have access to technical information and documentation, reference guides, and other resources to help network external applications and programs with our active trader platform;

•	two-second execution guarantee on all Standard & Poor’s 500 stocks and exchange-traded funds;

•	margin accounts allowing customers to borrow against their securities;

•	cross-border trading, which allows customers residing outside of the U.S. to trade in U.S. securities;

•

access to international equities in Canada, France, Germany, Hong Kong, Japan and the United Kingdom and foreign currencies, including the Canadian dollar, Euro, Hong Kong dollar, Yen and Sterling; and

•

research and trade idea generation tools that assist customers with identifying investment opportunities to make informed decisions; these tools include market commentary from Dreyfus and Minyanville’s Buzz & Banter, a business and finance site.

Long-term investing products and services

•	use of the Investor Resource Center, which provides an aggregated view of our investing tools, market insights, independent research, education and other investing resources;

•

flexible advisory services through Online Advisor, our investment advice tool designed to provide investors with actionable investment guidance, including recommended asset allocations ranging from fully self-directed investing to 100 percent discretionary portfolio management from an affiliated registered investment advisor;

•	fixed income tools in our Bond Resource Center aimed at helping customers identify, evaluate and implement fixed income investment strategies;

•

access to Retirement QuickPlan, which is an easy-to-use, four-step retirement planning tool that provides a quick assessment of an individual’s or a family’s retirement savings and investing plan as well as tips to help get on track with personal retirement savings goals;

•	managed investment portfolio advisory services with an investment of $25,000 or more from an affiliated registered investment advisor, which provides one-on-one professional portfolio management;

•

unified managed account advisory services with an investment of $250,000 or more from an affiliated registered investment advisor, which provides customers the opportunity to work with a dedicated investment professional to obtain a comprehensive, integrated approach to asset allocation, investments, portfolio rebalancing and tax management;

•	no fee and no minimum individual retirement accounts;

•	access to more than 1,000 non-proprietary exchange-traded funds and over 8,000 non-proprietary mutual funds;

•	investing and trading educational services via online videos, web seminars and web tutorials; and

•	FDIC-insured deposit accounts, including checking, savings and money market accounts.

Corporate services

We offer software and services for managing equity compensation plans for corporate customers. Our Equity Edge platform facilitates the management of employee option plans, employee stock purchase plans and restricted stock plans, including necessary accounting and reporting functions. This is a product of the trading and investing segment since it serves as an introduction to E*TRADE for many employees of our corporate customers who conduct equity option and restricted stock transactions, with our goal being that these individuals will also use our other products and services. Our corporate services business rated highest in overall satisfaction and loyalty among broker plan administrators for full and partial outsourced stock plan administration by GROUP FIVE, an independent consulting and research firm, in their 2010 Stock Plan Administration Benchmarking Study.

Market making

Our trading and investing segment also includes market-making activities which match buyers and sellers of securities from both the trading and investing segment and unrelated third parties. As a market maker, we take positions in securities and function as a wholesale trader by combining trading lots to match buyers and sellers of securities. Trading gains and losses result from these activities. Our revenues are influenced by overall trading volumes, the number of stocks for which we act as a market maker and the trading volumes and volatility of those specific stocks.

Balance sheet management

The balance sheet management segment consists of the management of our balance sheet, focusing on asset allocation and managing credit, liquidity and interest rate risks. The balance sheet management segment includes managing loans previously originated or purchased from third parties as well as our customer cash and deposits, which originate in the trading and investing segment.

Sales and customer service

We believe providing superior customer service is fundamental to our business. Growing our sales force with a focus on long-term investing is one of the key factors in our growth strategy. We also strive to maintain a high standard of customer service by staffing the customer support team with appropriately trained personnel who are equipped to handle customer inquiries in a prompt yet thorough manner. Our customer service representatives utilize our proprietary web-based platform to provide customers with answers to their inquiries. We also have specialized customer service programs that are tailored to the needs of each customer segment.

We provide sales and customer support through the following channels of our registered broker-dealer and investment advisory subsidiaries:

•

Branches—we have 28 branches located in the U.S. where retail investors can go to service any of their needs while receiving face to face customer support. Financial consultants are also available on-site to help customers assess their current asset allocation.

•

Online— we have an Online Advisor tool available that provides asset allocation and a range of investment solutions that can be managed online or through a dedicated investment professional. We also have an online service center where customers can request services on their accounts and obtain answers to frequently asked questions. The online service center also provides customers with the ability to send a secure message to one of our customer service representatives.

•

Telephonic—we have a toll free number that connects customers to an automated phone system which will help ensure that they are directed to the appropriate department where a financial consultant or licensed customer service representative can assist with their inquiry.

Technology

We believe our focus on being a technological leader in the financial services industry enhances our competitive position. This focus allows us to deploy a secure, scalable technology and back office platform that promotes innovative product development and delivery. We continued to invest in these critical platforms in 2010, to drive significant efficiencies as well as enhancing our service and operational support capabilities. Our technology platform also enabled us to deliver trading and investing functionality with the introduction of Open API, mobile offerings across new devices and the Equity Edge Online platform.

Recent developments

On April 29, 2011, an affiliate of Citadel LLC (“Citadel”), our largest shareholder, sold 27.5 million shares of the Company’s common stock through a secondary offering. As part of and following the offering, Citadel converted $314.1 million in convertible debentures into 30.4 million shares of common stock. During the period April 1, 2011 through May 2, 2011, a total of $325.1 million in convertible debentures were converted into 31.4 million shares of common stock.

Although the Company is not currently subject to holding company capital requirements, we expect that such requirements will apply to the Company as a result of the Dodd-Frank Act. These requirements are expected to become effective within the next five years.

The increase to capital as a result of the conversions described above raised our estimated holding company capital ratios to meet or exceed the “well capitalized” minimums under current bank holding company guidelines. If these conversions had occurred prior to March 31, 2011, the parent company Tier I capital to total adjusted assets ratio would have been approximately 5.2% compared to the minimum ratio required to be “well capitalized” of 5%, and the Tier I capital to risk-weighted assets ratio would have been approximately 9.9% compared to the minimum ratio required to be “well capitalized” of 6%.

Selected historical financial information

The following selected historical financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes of E*TRADE Financial Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the period ended March 31, 2011, all incorporated by reference in this prospectus supplement. The results of operations for the three months ended March 31, 2011 are not necessarily indicative of the results for E*TRADE Financial Corporation’s full fiscal year ending December 31, 2011.

	Quarter Ended March 31,		Year Ended December 31,
(Dollars in millions, shares in thousands, except per share amounts):	2011	2010	2010	2009	2008	2007	2006
Results of Operations:(1)
Net operating interest income	$309.7	$320.4	$1,226.3	$1,260.6	$1,268.0	$1,538.6	$1,385.5
Total net revenue	$536.7	$536.5	$2,077.9	$2,217.0	$1,925.6	$161.7	$2,368.6
Provision for loan losses	$116.1	$268.0	$779.4	$1,498.1	$1,583.7	$640.1	$45.0
Income (loss) from continuing operations	$45.2	$(47.8)	$(28.5)	$(1,297.8)	$(809.4)	$(1,442.3)	$626.9
Net income (loss)	$45.2	$(47.8)	$(28.5)	$(1,297.8)	$(511.8)	$(1,441.8)	$628.9
Basic earnings (loss) per share from continuing operations(2)	$0.20	$(0.25)	$(0.13)	$(11.85)	$(15.88)	$(33.98)	$14.88
Diluted earnings (loss) per share from continuing operations(2)	$0.16	$(0.25)	$(0.13)	$(11.85)	$(15.88)	$(33.98)	$14.37
Basic net earnings (loss) per share(2)	$0.20	$(0.25)	$(0.13)	$(11.85)	$(10.04)	$(33.97)	$14.93
Diluted net earnings (loss) per share(2)	$0.16	$(0.25)	$(0.13)	$(11.85)	$(10.04)	$(33.97)	$14.41
Weighted average shares—basic(2)	230,301	192,195	211,302	109,544	50,986	42,444	42,113
Weighted average shares—diluted(2)	289,677	192,195	211,302	109,544	50,986	42,444	43,636

(1) In 2008, the Company sold its Canadian brokerage business and exited its direct retail lending business. In 2006, the Company completed the sale of its professional agency trading business.

(2) In 2010, the Company completed a 1-for-10 reverse stock split. All prior periods presented have been adjusted to reflect the impact of the reverse stock split, including the impact on basic and diluted weighted-average shares.

	March 31,		December 31,
	2011	2010	2010	2009	2008	2007	2006
Financial Condition:
Available-for-sale securities	$16,124.0	$13,278.4	$14,805.7	$13,319.7	$10,806.1	$11,255.0	$13,677.8
Held-to-maturity securities	$3,381.1	$—	$2,462.7	$—	$—	$—	$—
Margin receivables	$5,707.7	$3,986.7	$5,120.6	$3,827.2	$2,791.2	$7,179.2	$6,828.4
Loans, net	$14,340.6	$18,188.0	$15,127.4	$19,174.9	$24,451.8	$30,139.4	$26,656.2
Total assets	$47,596.5	$46,678.7	$46,373.0	$47,366.5	$48,538.2	$56,845.9	$53,739.3
Deposits	$25,971.6	$24,632.9	$25,240.3	$25,597.7	$26,136.2	$25,884.8	$24,071.0
Corporate debt
Interest-bearing	$1,443.5	$1,440.3	$1,441.9	$1,437.8	$2,750.5	$3,022.7	$1,842.2
Non-interest-bearing	$425.1	$960.1	$704.0	$1,020.9	$—	$—	$—
Shareholders’ equity	$4,397.8	$3,816.4	$4,052.4	$3,749.6	$2,591.5	$2,829.1	$4,196.4

	As of or For the Quarter Ended March 31,		As of or For the Year Ended December 31,
(Dollars in billions, except per trade amounts):	2011	2010	2010	2009	2008	2007	2006
Key Measures:(1)
DARTs	177,279	155,310	150,532	179,183	169,075	161,119	141,984
Average commission per trade	$11.32	$11.38	$11.21	$11.33	$10.98	$11.57	N/A
End of period brokerage accounts	2,734,823	2,631,977	2,684,311	2,630,079	2,515,806	2,373,265	2,368,577
Customer assets	$188.9	$158.8	$176.2	$150.5	$110.1	$181.3	$187.9
Customer cash and deposits	$34.7	$32.9	$33.5	$33.3	$31.9	$32.2	$32.5
Enterprise net interest spread	2.84%	2.96%	2.91%	2.72%	2.52%	2.64%	2.85%
Enterprise interest-earning assets (average)	$42.7	$42.4	$41.1	$44.5	$46.9	$56.1	$44.9
Total employees (period end)	2,958	3,018	2,962	3,084	3,249	3,757	4,126

(1)	Metrics have been represented to exclude activity from discontinued operations and international local market trading.

	As of or For the Quarter Ended March 31,		As of or For the Last Twelve Months Ended March 31,	As of or For the Year Ended December 31,
(Dollars in millions):	2011	2010	2011	2010	2009	2008	2007
Credit Metrics:(1)
Corporate cash(2)	$460.9	$418.4	$460.9	$470.5	$393.2	$434.9	$312.4

Earnings before interest, taxes, depreciation & amortization ("EBITDA"):
Net income (loss) from continuing operations	$45.2	($47.8)	$64.6	($28.5)	($1,297.8)	($809.4)	($1,442.3)
Tax expense (benefit)	33.7	(18.1)	77.2	25.3	(537.7)	(469.5)	(732.9)
Depreciation & amortization	28.6	27.8	117.2	116.4	113.1	118.2	123.7
Corporate interest expense	43.3	41.0	169.4	167.1	282.7	362.2	172.5

EBITDA(3)	$150.8	$2.9	$428.4	$280.3	($1,439.7)	($798.5)	($1,879.0)

Adjustments to net income(4)	N/A	N/A	$2.6	$0.0	$0.0	($16.5)	$67.0
Other non-cash items(5)	N/A	N/A	($178.1)	($121.5)	$1,132.6	$621.9	$489.9

Consolidated EBITDA(6)	N/A	N/A	$252.9	$158.8	($307.1)	($193.1)	($1,322.1)

Interest Coverage Ratio (EBITDA / Corporate interest expense)(7)	3.5	0.1	2.5	1.7	N/M	N/M	N/M

Consolidated Fixed Charge Coverage Ratio (Consolidated EBITDA / Corporate interest expense)	N/A	N/A	1.5	1.0	N/M	N/M	N/M

E*TRADE Bank capital upstream/(downstream)(8)	$28.0	$39.0	$113.0	$124.0	($572.0)	N/A	N/A

(1) Management believes that corporate cash, EBITDA and interest coverage are appropriate measures for evaluating the operating and liquidity performance of the Company. Management believes that adjusting GAAP measures by excluding or including certain items is helpful to investors and analysts who may wish to use some or all of this information to analyze our current performance, prospects and valuation. Management uses non-GAAP information internally to evaluate our operating performance and in formulating our budget for future periods.

(2) Corporate cash represents cash held at the parent company as well as cash held in certain subsidiaries that can distribute cash to the parent company without any regulatory approval. The Company believes that corporate cash is an indicator of the liquidity at the parent company. Corporate cash for December 31, 2009 and December 31, 2008, included $15.2 million and $45.3 million, respectively, which the Company invested in The Reserve Primary Fund and was included as a receivable in the other assets line item as The Reserve Primary Fund had not indicated when the funds will be distributed back to investors. The Company received the final distribution from The Reserve Primary Fund during the quarter ended March 31, 2010. See the table below for a reconciliation of this non-GAAP measure to the comparable GAAP measure:

	As of March 31,		As of December 31,
	2011	2010	2010	2009	2008	2007
Corporate cash	$460.9	$418.4	$470.5	$393.2	$434.9	$312.4
Bank cash	1,330.3	2,403.3	1,812.1	2,863.2	3,276.5	757.1
International brokerage and other cash	73.1	246.7	91.7	275.8	288.7	708.7
Less: cash reported in other assets	-	-	-	(49.0)	(146.3)	-

Total consolidated cash	$1,864.3	$3,068.4	$2,374.3	$3,483.2	$3,853.8	$1,778.2

(3) EBITDA represents net income (loss) before taxes, depreciation and amortization and corporate interest expense. Management believes that EBITDA provides a useful additional measure of our performance by excluding certain non-cash charges and expenses that are not directly related to the performance of our business.

(4) Adjustments to net income are based on the definition of "Adjusted Consolidated Net Income" in the indentures for our senior debt. These adjustments are made to exclude the impact of goodwill impairment, net of tax, or gains or losses on assets sales, net of tax.

(5) Other non-cash items are additional non-cash adjustments to net income per the indentures for our senior debt. Other non-cash items include amortization of deferred compensation, gain or loss on early extinguishment of debt, and provision for loan losses less net charge-offs.

(6) Represents EBITDA taking into account adjustments to net income and other non-cash items.

(7) Interest coverage represents EBITDA divided by corporate interest expense. Management believes that by excluding the charges and expenses that are excluded from EBITDA, interest coverage provides a useful additional measure of our ability to continue to meet our interest obligations and our liquidity. The interest coverage ratio based on the Company's most relevant GAAP metric, net income, was 1.0 and (1.2) for the three months ended March 31, 2011 and 2010, respectively, and (0.2), (4.6), (2.2) and (8.4) for the years ended December 31, 2010, 2009, 2008 and 2007, respectively.

(8) Represents cash flows to and from the parent company.

The offering

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to “Description of the notes.” For purposes of the following summary, references to “Company,” “we,” “us” and “our” refer to E*TRADE Financial Corporation and its successors, in each case excluding its subsidiaries.

Issuer	E*TRADE Financial Corporation.

Aggregate Amount	$435,000,000 aggregate principal amount of % Senior Notes due 2016.

Maturity	The notes will mature on , 2016.

Interest Payment Dates	and of each year, beginning on , 2011.

Optional Redemption	We may redeem all or a portion of the notes at any time or from time to time at their principal amount plus a “make whole” premium.

Ranking	The notes will be our general senior obligations at the date of issuance but will not be guaranteed by the subsidiaries through which we currently conduct substantially all of our operations. The notes will rank equal in right of payment with all of our existing and future unsubordinated indebtedness and will rank senior in right of payment to all our existing and future subordinated indebtedness.

As of March 31, 2011, on an as adjusted basis after giving effect to this offering, the application of the net proceeds therefrom as described under “Use of proceeds” and the conversions of the 2019 Notes during the period April 1, 2011 to May 2, 2011, we would have had approximately $1.7 billion principal amount of senior debt, none of which would have been secured debt.

Because our obligations under the notes will not be guaranteed by our subsidiaries, creditors of our subsidiaries, including trade creditors, customers and preferred stockholders, if any, of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiary over the claims of the Holders. The notes, therefore, will be structurally subordinated to the claims of creditors, including trade creditors, customers and preferred stockholders, if any, of our subsidiaries. As of March 31, 2011, our subsidiaries had $15.1 billion outstanding in such liabilities, including $8.2 billion of secured indebtedness but excluding deposits, which were $26.0 billion. Claims of the Holders of notes will also rank lower in priority than our guarantees of indebtedness of our subsidiaries, which we enter into in the ordinary course of business. As of March 31, 2011, there were no such guarantees. In addition, from time to time we provide guarantees of obligations of our subsidiaries that fluctuate in amount based on the size of the relevant transaction, such as guarantees of foreign exchange agreements, standby letters of credit and securities lending obligations.

The notes will effectively rank junior to our secured indebtedness to the extent of the collateral securing such indebtedness and all liabilities of our subsidiaries. On or about June 15, 2011 we and a number of our Restricted Subsidiaries expect to grant a security interest in certain of our and these Restricted Subsidiaries’ assets to secure certain existing indebtedness (excluding the notes). Such security interest will be initially limited to $300 million, but this amount is expected to grow in the future as our Consolidated EBITDA increases. See “Description of other indebtedness—Ranking, security and subsidiary guarantees” for more information. If our existing or future secured creditors exercise their rights to liquidate these pledged assets, the secured creditors would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the notes. Holders of the notes would be entitled to make claims on our remaining assets ratably with all of our other unsubordinated creditors. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

Covenants	The indenture governing the notes will contain covenants that, among other things, limit our ability and/or our Restricted Subsidiaries’ and, in certain limited cases, Regulated Subsidiaries’, ability, among other things, to:

•	incur additional debt and issue Preferred Stock;

•	pay dividends, acquire shares of capital stock, make payments on subordinated debt or make investments;

•	place limitations on distributions from Regulated Subsidiaries or Restricted Subsidiaries;

•	issue or sell capital stock of Regulated Subsidiaries or Restricted Subsidiaries;

•	issue guarantees;

•	sell or exchange assets;

•	enter into transactions with shareholders and affiliates;

•	enter into sale-leaseback transactions;

•	create liens;

•	engage in any business that is not a Related Business; and

•	effect mergers.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of the notes—Covenants”. These exceptions and qualifications include, among other things, a variety of provisions that are intended to allow us to continue to conduct our trading and investing and balance sheet management operations in the ordinary course of business. Additionally, many of these covenants will no longer apply if we receive an investment grade rating and will not be reinstated even if our credit rating is subsequently downgraded.

Pursuant to the indenture, the following covenants apply to us and our Restricted Subsidiaries, but generally do not apply to our Regulated Subsidiaries:

•	limitation on indebtedness and issuances of Preferred Stock, which restricts our ability to incur additional indebtedness or to issue preferred stock;

•	limitation on restricted payments, which generally restricts our ability to declare certain dividends or distributions or to make certain investments;

•

limitation on dividend and other payment restrictions affecting Restricted Subsidiaries or Regulated Subsidiaries, which generally prohibits restrictions on the ability of certain of our subsidiaries to pay dividends or make other transfers;

•	limitation on the issuance and sale of capital stock of Restricted Subsidiaries or Regulated Subsidiaries, which restricts sales of capital stock of certain of our subsidiaries;

•	future Subsidiary Guarantees, which prohibits certain of our subsidiaries from guaranteeing our indebtedness or indebtedness of any Restricted Subsidiary unless the notes are comparably guaranteed;

•	limitation on transactions with shareholders and affiliates, which generally requires transactions among our affiliated entities to be conducted on an arm’s-length basis;

•	limitation on liens, which generally prohibits us or our Restricted Subsidiaries from granting liens unless the notes are comparably secured;

•	limitation on sale-leaseback transactions, which generally prohibits us and our Restricted Subsidiaries from engaging in such transactions; and

•	limitation on asset sales, which generally prohibits us and certain of our subsidiaries from selling assets or certain securities or property of significant subsidiaries.

Under certain circumstances, however, the covenants in this prospectus supplement under “—Limitation on indebtedness and issuances of preferred stock,” “—Limitation on restricted payments,” “—Limitation on dividend and other payment restrictions affecting restricted subsidiaries or regulated subsidiaries,” “—Limitation on the issuance and sale of capital stock of restricted subsidiaries or regulated subsidiaries.” “—Future subsidiary guarantees,” “—Limitation on transactions with shareholders and affiliates,” “—Limitation on sale-leaseback transactions” and “—Limitation on asset sales” may apply to our Regulated Subsidiaries, depending on the nature of the transaction in question, whether a Regulated Subsidiary is incurring any Indebtedness (as defined in the indenture) and a variety of other factors. In addition, the covenant under “—Limitation on lines of business,” which generally prohibits us and certain of our subsidiaries from engaging in businesses unrelated to financial services, applies to us, our Restricted Subsidiaries and our Regulated Subsidiaries.

For purposes of these covenants, Regulated Subsidiaries generally include any of our subsidiaries that are regulated by foreign, federal or state banking regulators; subsidiaries of such entities the sole purpose of which is to issue trust preferred securities; registered broker-dealers; entities that conduct an insurance business and that are regulated by a state, federal or foreign insurance regulatory body; and any other subsidiary that is subject to minimum capital requirements or other similar material regulatory requirements by applicable authorities. Restricted Subsidiaries generally include any of our subsidiaries that are not Regulated Subsidiaries and that have not been designated by our board of directors as unrestricted.

As of March 31, 2011, Regulated Subsidiaries represented 97% of our total assets and for 2010 generated substantially all of our consolidated net revenues.

Change of Control	Upon the occurrence of a “Change of Control,” if the ratings on the notes are decreased as a direct result of the Change of Control within 30 days of the Change of Control we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus any accrued and unpaid interest to, but not including, the date of repurchase.

Absence of Public Market for the Notes	There is currently no established public trading market for the notes. We do not intend to apply for a listing of the notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes or exchange notes. The underwriter has advised us that it currently intends to make a market in the notes. However, it is not obligated to do so, and may discontinue any market-making activities at any time without notice.

Use of Proceeds	We will use the net proceeds from this offering to redeem all of our outstanding 7 3/8% Senior Notes due September 15, 2013 and to pay the associated redemption premiums, accrued interest and related fees and expenses. See “Use of proceeds.”

Form	The notes will be represented by registered global securities registered in the name of Cede & Co., the nominee of the depositary, The Depository Trust Company, or DTC. Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by DTC and its participants.

Risk Factors	See “Risk factors” beginning on page S-14 of this prospectus supplement for important information regarding us and an investment in the notes.

Risk factors

Unless the context otherwise requires, the terms “we,” “our,” “us,” “the Company” and “E*TRADE” appearing in “Risk factors” refer to (1) for purposes of the risk factors under the heading “—Risks Relating to the Notes,” E*TRADE Financial Corporation, the issuer of the notes, and not to its subsidiaries and (2) for purposes of all other sub-sections, E*TRADE Financial Corporation and its subsidiaries.

Definitions for certain terms used under the heading “—Risks Relating to the Notes” but not defined are found below in this prospectus supplement under “Description of the notes.” Certain capitalized terms set forth in other sub-sections are defined in our Annual Report on Form 10-K for the year ended December 31, 2010 incorporated herein by reference.

The following factors which could materially affect our business, financial condition and results of operations should be carefully considered in addition to the other information set forth in this prospectus supplement, accompanying prospectus and incorporated documents. Although the risks described below are those that management believes are the most significant, these are not the only risks facing our company. Additional risks and uncertainties not currently known to us or that we currently do not deem to be material may also materially affect our business, financial condition and results of operations.

Risks Relating to the Notes

Our broker dealer and bank subsidiaries, which generate substantially all of our revenues and net income (if any) and own substantially all of our assets, are not subject to many of the restrictive covenants in the indenture governing the notes.

Our broker dealer and bank subsidiaries, including E*TRADE Bank, E*TRADE Mortgage Corporation, E*TRADE Securities LLC and E*TRADE Clearing LLC, and certain other Regulated Subsidiaries (as defined in the indentures governing the notes) are generally not subject to many of the restrictive covenants in the indenture that place limitations on the Company’s actions, and where they are subject to covenants there are numerous exceptions and limitations. The indenture does not restrict our regulated subsidiaries from incurring secured or unsecured debt in certain circumstances, which would be structurally senior to the notes. Our broker dealer, bank and other regulated subsidiaries are also not subject to the same restrictions relating to the sale of assets or making investments. The incurrence of debt, the sale of assets or the making of investments by our Regulated Subsidiaries may impair our ability to make payments on principal and interest on the notes. As of March 31, 2011, our Regulated Subsidiaries represented substantially all of our total consolidated assets. In 2010, our Regulated Subsidiaries generated substantially all of our consolidated net revenues.

Our Regulated Subsidiaries are subject to regulation by U.S. Federal and state regulatory agencies and securities exchanges and by various non-U.S. governmental agencies or regulatory bodies, securities exchanges and central banks, each of which has been charged with the protection of the financial markets and seek to protect the interests of our broker dealer and bank clients. Such regulations may not serve, and you should not rely on them, to protect your interests as a holder of the notes. Depending on these circumstances, these regulations may prevent our broker dealer or bank subsidiaries from paying dividends or other distributions to us without which we cannot make payments of interest or principal on the notes.

In the near future other debt securities of the Company that rank equally with the notes will be granted security and will thereafter have a claim to be repaid from the Company’s assets that is superior to that of the notes.

Following the offering and the retirement of the 2013 Notes, the Company will have outstanding $1.7 billion aggregate principal amount of unsecured debt. It is expected that on or about June 15, 2011, the Company and certain of its Restricted Subsidiaries will grant a security interest in its and these subsidiaries’ assets (consisting primarily of the stock and equity interests in various subsidiaries, accounts receivable and other real and personal property) to secure its 2017 Notes and 2019 Notes. No security interest will be granted to the holders of the notes. The aggregate principal amount outstanding under the 2017 Notes and 2019 Notes to be secured is $1.03 billion as of March 31, 2011 after giving effect to the conversion of 2019 Notes during the period April 1, 2011 through May 2, 2011. Such security interest will be initially limited to $300 million, but this amount is expected to grow in the future as the Company’s Consolidated EBITDA as defined in the indenture governing the 2017 Notes) increases. In the event of a default under the notes and the Company’s other debt securities, the holders of the 2017 Notes and the 2019 Notes would have a claim to payment out of the Company’s assets that is superior to that of the notes to the extent of the pledged collateral. See “Description of other indebtedness.”

The notes will not be secured and will be subject to prior claims of our secured creditors, which will include the holders of the 2017 Notes and the 2019 Notes. Any future collateral securing the notes may not provide you with meaningful protection. If a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes will not be secured by any of our assets and will be effectively junior in right of payment to any secured indebtedness, which will include the 2017 Notes and the 2019 Notes, to the extent of the realizable value of such collateral. As of March 31, 2011 we had no secured indebtedness outstanding and our subsidiaries had $8.2 billion secured indebtedness outstanding. The indenture permits us and our subsidiaries to incur additional secured debt under specified circumstances. Our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization, dissolution or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsubordinated creditors, including trade creditors. If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with you in any proceeds distributed upon our bankruptcy, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid.

We depend almost entirely on the cash flow from our subsidiaries to meet our obligations. The notes are not guaranteed by any of our subsidiaries, which means that your right to receive payment on the notes will be structurally subordinated to the obligations of our subsidiaries.

Our subsidiaries are separate and distinct legal entities. Our non-guarantor subsidiaries (which include all of our subsidiaries as of the date of this prospectus supplement) have no obligation to pay any amounts due pursuant to the notes or to provide us with funds for our payment obligations. Our cash flow and our ability to service our debt, including the notes, may depend in part on the earnings of our subsidiaries and on the distribution of earnings, loans or other payments to us by our subsidiaries. As of March 31, 2011, our non-guarantor subsidiaries represented substantially all of our total consolidated assets. In 2010, our non-guarantor subsidiaries generated substantially all of our consolidated net revenues. In addition, the ability of our non-guarantor subsidiaries to make any dividend, distribution, loan or other payment to us could be subject to statutory or contractual restrictions. Payments to us by our non-guarantor subsidiaries will also be contingent upon their earnings and their business considerations. Because we may depend in part on the cash flow of our non-guarantor subsidiaries to meet our obligations, these types of restrictions may impair our ability to make principal payments on the notes.

Furthermore, in the event of any bankruptcy, liquidation or reorganization of a non-guarantor subsidiary, you will not have any claim as a creditor against that subsidiary. As a result, all indebtedness and other liabilities, including trade payables, of the non-guarantor subsidiaries, whether secured or unsecured, must be satisfied before any of the assets of those subsidiaries would be available for distribution, upon a liquidation or otherwise, to us in order for us to meet our obligations with respect to the notes. As of March 31, 2011 our subsidiaries had liabilities of $15.1 billion, excluding deposits, which were $26.0 billion.

Any future guarantees of the notes granted by our subsidiaries could be voided by courts as fraudulent conveyances or on other grounds pursuant to federal and state statutes. In such event, holders of the notes could be required to return payments received from the subsidiary guarantors and any claim you make against the subsidiary guarantors for amounts payable on the notes would be subordinated to all liabilities of the subsidiary guarantors, including trade payables.

In addition, any future subsidiary guarantees are subject to certain defenses that may limit your right to receive payment on the notes. Although the future subsidiary guarantees will provide the holders of the notes with a direct claim against the assets of the subsidiary guarantors, enforcement of such guarantees against any subsidiary guarantor would be subject to certain “suretyship” defenses available to guarantors generally. Enforcement could also be subject to other defenses available to the guarantors in certain circumstances. To the extent that future subsidiary guarantees are not enforceable, the notes would be effectively subordinated to all liabilities of the subsidiary guarantors, including trade payables.

Federal and state statutes allow courts, under specific circumstances, to void the notes and subsidiary guarantees, if any.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the notes and subsidiary guarantees, if any, could be voided, or claims in respect of the notes could be subordinated to all of our other debts if, among other things, we, at the time we incurred the indebtedness evidenced by the notes:

•	were insolvent or rendered insolvent by reason of such indebtedness;

•	were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital;

•	intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they mature.

In addition, any payment by us pursuant to the notes could be voided and required to be returned to us, or to a fund for the benefit of our creditors. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

•	the sum of our debts, including contingent liabilities, were greater than the fair saleable value of all of our assets;

•

if the present fair saleable value of our assets were less than the amount that would be required to pay our probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.

Any future grants of collateral to secure the notes could be voided by courts as fraudulent conveyances or on other grounds pursuant to federal, state or foreign statutes. In such event, any claim you make against us would be unsecured.

Although we believe that we are not insolvent, do not have unreasonably small capital for the business in which we are engaged and have not incurred debts beyond our ability to pay such debts as they mature, there can be no assurance as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and we may be limited in our ability to use debt to fund future capital needs.

We have a substantial amount of indebtedness. As of March 31, 2011, after giving effect to this offering, the application of the net proceeds therefrom as described under “Use of proceeds” and the conversion of the 2019 Notes during the period April 1, 2011 through May 2, 2011, the total aggregate principal amount of our consolidated indebtedness was $1.7 billion. Our substantial indebtedness could have important consequences for you by adversely affecting our financial condition and thus making it more difficult for us to satisfy our obligations with respect to the notes. Our substantial indebtedness could:

•

require us to dedicate a substantial portion of our cash flow from operations to payments in respect of our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate expenditures;

•	increase our vulnerability to adverse general economic or industry conditions;

•	limit our flexibility in planning for, or reacting to, competition and/or changes in our business or our industry;

•	limit our ability to borrow additional funds;

•	restrict us from making strategic acquisitions, introducing new products or services, making capital expenditures or exploiting business opportunities;

•	make it more difficult for us to satisfy our obligations with respect to the notes; and

•	place us at a competitive disadvantage relative to competitors that have less debt or greater financial resources.

We cannot guarantee that we will be able to generate enough cash flow from operations or that we will be able to obtain enough capital to service our debt, pay our obligations under the notes or fund our planned capital expenditures. In addition, we may need to refinance some or all of our indebtedness on or before maturity. We cannot guarantee that we will be able to refinance our indebtedness on commercially reasonable terms or at all. We have the ability under our debt instruments, including the indenture governing the notes, to incur substantial additional indebtedness, and any additional indebtedness we incur could exacerbate the risks described above.

We may not have sufficient funds to repurchase the notes or any of our other securities upon a change of control.

Upon the occurrence of a change of control (which for the 2019 Notes includes a termination of trading of our common stock, giving effect to all applicable grace and cure periods), we must offer to purchase all 2017 Notes and all 2019 Notes then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued interest (if any) to the payment date. We will not be required to offer to purchase the notes or 2015 Notes upon the occurrence of a change of control unless a rating decline of the notes or 2015 Notes, as applicable, occurs directly as a result of a change of control and such decline occurs within a specified period of time after public notice of a change of control or the intention to effect a change of control. See “Description of the notes—Repurchase of notes upon a Change of Control” for a more complete description.

There can be no assurance that we will have sufficient funds available at the time of any change of control to repurchase the notes or any of our other securities that might be outstanding at the time that may contain a similar requirement to be repurchased upon certain change of control events. The covenant requiring us to repurchase the notes will, unless consents are obtained, require us to repay all indebtedness outstanding which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase. To the extent the notes are traded, they may trade at a discount from their initial issue price or principal amount, depending upon many factors, including prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects. Any decline in trading prices, regardless of the cause, may adversely affect the liquidity and trading markets for the notes.

The notes are a new issue of securities, and the trading market for the notes may be limited.

The notes are not currently, and in the future will not be, listed on any securities exchange or included in any automated quotation system. We cannot assure you that a liquid market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell the notes will be favorable. Our ability to repurchase the notes in cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the notes when required would result in an event of default with respect to the notes. Our inability to pay for your notes that are tendered for repurchase could result in your receiving substantially less than the principal amount of the notes.

Even if a trading market for the notes does develop, you may not be able to sell your notes at a particular time, if at all, or you may not be able to obtain the price you desire for your notes. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of notes;

•	our operating performance and financial condition;

•	our perceived business prospects;

•	our credit rating;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	general economic conditions, including prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. We cannot assure you that the market for the notes will be free from similar disruptions. Any such disruptions could have an adverse effect on holders of the notes.

Certain restrictive covenants in the indenture governing the notes will no longer be in effect if the Company achieves an investment grade rating from Moody’s or S&P.

Most of the restrictive covenants in the indenture governing the notes will no longer be in effect if the Company achieves an investment grade rating from either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group. The terminated covenants will not be reinstated regardless of whether our credit rating is subsequently downgraded from investment grade status. If these restrictive covenants cease to apply, we may take actions, such as incurring additional debt, undergoing a change of control transaction or making certain dividends or distributions that would otherwise be prohibited under the indenture. Ratings are given by these rating agencies based upon analyses that include many subjective factors. We cannot assure you that we will achieve an investment grade rating, nor can we assure you that an investment grade rating, if granted, will reflect all of the factors that would be important to holders of the notes.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes could be harmed.

Risks Relating to the Nature and Operation of Our Business

We have incurred significant losses in recent years and cannot assure that we will be profitable in the future.

We incurred a net loss of $28.5 million, or $0.13 loss per share, for the year ended December 31, 2010 and net losses of $1.3 billion and $512 million for the years ended December 31, 2009 and 2008, respectively. These losses were due primarily to the credit losses in our loan portfolio and, in 2009, the loss on a debt exchange in which $1.7 billion aggregate principal amount of interest-bearing debt was exchanged for an equal principal amount of non-interest-bearing convertible debentures. Although we have taken a significant number of steps to reduce our credit exposure, we likely will continue to suffer credit losses in 2011. In late 2007, we experienced a substantial diminution of customer assets and accounts as a result of customer concerns regarding our credit related exposures. While we were able to stabilize our retail franchise during 2008, 2009 and 2010, it could take additional time to fully mitigate the credit issues in our loan portfolio and return to profitability.

We will continue to experience losses in our mortgage loan portfolio.

At December 31, 2010, the principal balance of our home equity loan portfolio was $6.4 billion and the allowance for loan losses for this portfolio was $576.1 million. At December 31, 2010, the principal balance of our one- to four-family loan portfolio was $8.2 billion and the allowance for loan losses for this portfolio was $389.6 million. Although the provision for loan losses has improved in recent periods, performance is subject to variability in any given quarter and we cannot state with certainty that the declining loan loss trend will continue. In particular, a significant portion of our mortgage loan portfolio is collateralized by properties in which the value is now estimated to be less than the outstanding balance of the loan. There can be no assurance that our allowance for loan losses will be adequate if the residential real estate and credit markets deteriorate beyond our expectations. We may be required under such circumstances to further increase our allowance for loan losses, which could have an adverse effect on our regulatory capital position and our results of operations in future periods.

The carrying value of our home equity and one- to four-family loan portfolios was $5.9 billion and $7.8 billion, respectively, at December 31, 2010. Our home equity and one- to four-family loan portfolios are held on the consolidated balance sheet at carrying value because they are classified as held for investment, which indicates that we have the intent and ability to hold them for the foreseeable future or until maturity. The fair value of our home equity and one- to four-family loan portfolios was estimated to be $4.7 billion and $7.3 billion, respectively, at December 31, 2010, in accordance with the fair value measurements accounting guidance, as disclosed in Note 5—Fair Value Disclosures of Item 8. Financial Statements and Supplementary Data on page 113 of our 2010 Annual Report on Form 10-K, included herein by reference. The fair value of our home equity and one- to four-family loan portfolios was estimated using a modeling technique that discounted future cash flows based on estimated principal and interest payments over the life of the loans, including expected losses and prepayments. There was limited or no observable market data for our home equity and one- to four-family loan portfolios, which indicates that the market for these types of loans is considered to be inactive. Given the limited market data, the fair value measurements cannot be determined with precision and the amount that would be realized in a forced liquidation, an actual sale or immediate settlement could be significantly lower than both the carrying value and the estimated fair value of the portfolio. In addition, changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future fair value estimates.

We conduct all of our operations through subsidiaries and have no revenue sources other than dividends from our subsidiaries, which are subject to advance regulatory approval in the case of our most significant subsidiaries.

We depend on dividends, distributions and other payments from our subsidiaries to fund payments on our obligations, including our debt obligations. Regulatory and other legal restrictions limit our ability to transfer funds to or from our subsidiaries. In addition, many of our subsidiaries are subject to laws and regulations that authorize regulatory bodies to block or reduce the flow of funds to us, or that prohibit such transfers altogether in certain circumstances. These laws and regulations may hinder our ability to access funds that we may need to make payments on our obligations. The majority of our capital is invested in our banking subsidiary E*TRADE Bank, which may not pay dividends to us without approval from the OTS. Our primary brokerage subsidiaries, E*TRADE Securities LLC and E*TRADE Clearing LLC, are both subsidiaries of E*TRADE Bank; therefore, as our primary banking regulator and as a result of the memoranda of understanding with the OTS under which we continue to operate, the OTS controls our ability to receive dividend payments from our brokerage business as well. Furthermore, even if we receive the approval of the OTS to receive dividend payments from our brokerage business, in the event of our bankruptcy or liquidation or E*TRADE Bank’s receivership, we would not be entitled to receive any cash or other property or assets from our subsidiaries (including E*TRADE Bank, E*TRADE Clearing LLC and E*TRADE Securities LLC) until those subsidiaries pay in full their respective creditors, including customers of those subsidiaries and, as applicable, the FDIC and the Securities Investor Protection Corporation.

Loss of customers and assets could destabilize the Company or result in lower revenues in future periods.

During November 2007, well-publicized concerns about E*TRADE Bank’s holdings of asset-backed securities led to widespread concerns about our continued viability. From the beginning of this crisis through December 31, 2007, when the situation stabilized, customers withdrew approximately $5.6 billion of net cash and approximately $12.2 billion of net assets from our bank and brokerage businesses. Many of the accounts that were closed belonged to sophisticated and active customers with large cash and securities balances. While we were able to stabilize our retail franchise in 2008, 2009 and 2010, concerns about our viability may recur, which could lead to destabilization and asset and customer attrition. If such destabilization should occur, there can be no assurance that we will be able to successfully rebuild our franchise by reclaiming customers and growing assets. If we are unable to sustain or, if necessary, rebuild our franchise, in future periods our revenues will be lower and our losses will be greater than we have experienced.

We have a large amount of debt.

We have issued a substantial amount of high-yield debt, with restrictive financial and other covenants. Following the completion of a debt exchange in 2009, in which $1.7 billion aggregate principal amount of interest-bearing corporate debt was exchanged for an equal principal amount of non-interest-bearing convertible debentures, our expected annual interest cash outlay decreased to approximately $166 million. Our ratio of debt (our corporate debt) to equity (expressed as a percentage) was 53% at December 31, 2010. The degree to which we are leveraged could have important consequences, including: 1) a substantial portion of our cash flow from operations is dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available for other purposes; 2) our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other corporate needs is significantly limited; and 3) our substantial leverage may place us at a competitive disadvantage, hinder our ability to adjust rapidly to changing market conditions and make us more vulnerable in the event of a further downturn in general economic conditions or our business. In addition, a significant reduction in revenues could have a material adverse effect on our ability to meet our obligations under our debt securities.

We could experience significant losses on other securities held on the balance sheet.

At December 31, 2010, we held $490.3 million in amortized cost of non-agency collateralized mortgage obligations (“CMO”) on our consolidated balance sheet. We incurred net impairment charges of $37.7 million during 2010, which was a result of the deterioration in the expected credit performance of the underlying loans in the securities. If the credit quality of these securities further deteriorates, we may incur additional impairment charges which would have an adverse effect on our regulatory capital position and our results of operations in future periods.

We are subject to investigations and lawsuits as a result of our losses from mortgage loans and asset-backed securities.

In 2007, we recognized an increased provision expense totaling $640 million and asset losses and impairments of $2.45 billion, including the sale of our asset-backed securities portfolio to Citadel. As a result, various plaintiffs filed class actions and derivative lawsuits, which have subsequently been consolidated into one class action and one derivative lawsuit, alleging disclosure violations regarding our home equity, mortgage and securities portfolios during 2007. In addition, the SEC initiated an informal inquiry into matters related to our loan and securities portfolios. The defense of these matters has and will continue to entail considerable cost and will be time-consuming for our management. Unfavorable outcomes in any of these matters could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Many of our competitors have greater financial, technical, marketing and other resources.

The financial services industry is highly competitive, with multiple industry participants competing for the same customers. Many of our competitors have longer operating histories and greater resources than we have and offer a wider range of financial products and services. Other of our competitors offer a more narrow range of financial products and services and have not been as susceptible to the disruptions in the credit markets that have impacted our Company, and therefore have not suffered the losses we have. The impact of competitors with superior name recognition, greater market acceptance, larger customer bases or stronger capital positions could adversely affect our revenue growth and customer retention. Our competitors may also be able to respond more quickly to new or changing opportunities and demands and withstand changing market conditions better than we can. Competitors may conduct extensive promotional activities, offering better terms, lower prices and/or different products and services or combination of products and services that could attract current E*TRADE customers and potentially result in price wars within the industry. Some of our competitors may also benefit from established relationships among themselves or with third parties enhancing their products and services.

Turmoil in the global financial markets could reduce trade volumes and margin borrowing and increase our dependence on our more active customers who receive lower pricing.

Online investing services to the retail customer, including trading and margin lending, account for a significant portion of our revenues. Turmoil in the global financial markets could lead to changes in volume and price levels of securities and futures transactions which may, in turn, result in lower trading volumes and margin lending. For example, in the months following the abnormal intraday volatility (or so-called “flash crash”) of May 6, 2010, retail trading levels declined significantly; our DARTs for the third quarter of 2010 declined by 26% over the preceding quarter and 30% over the same quarter in the prior year. In particular, a decrease in trading activity within our lower activity accounts could impact revenues and increase dependence on more active trading customers who receive more favorable pricing based on their trade volume. A decrease in trading activity or securities prices would also typically be expected to result in a decrease in margin borrowing, which would reduce the revenue that we generate from interest charged on margin borrowing. More broadly, any reduction in overall transaction volumes would likely result in lower revenues and may harm our operating results because many of our overhead costs are fixed.

We rely heavily on technology, and technology can be subject to interruption and instability.

We rely on technology, particularly the Internet, to conduct much of our activity. Our technology operations are vulnerable to disruptions from human error, natural disasters, power loss, computer viruses, spam attacks, unauthorized access and other similar events. Disruptions to or instability of our technology or external technology that allows our customers to use our products and services could harm our business and our reputation. In addition, technology systems, whether they be our own proprietary systems or the systems of third parties on whom we rely to conduct portions of our operations, are potentially vulnerable to security breaches and unauthorized usage. An actual or perceived breach of the security of our technology could harm our business and our reputation.

Vulnerability of our customers’ computers and mobile devices could lead to significant losses related to identity theft or other fraud and harm our reputation and financial performance.

Because our business model relies heavily on our customers’ use of their own personal computers, mobile devices and the Internet, our business and reputation could be harmed by security breaches of our customers and third parties. Computer viruses and other attacks on our customers’ personal computer systems and mobile devices could create losses for our customers even without any breach in the security of our systems, and could thereby harm our business and our reputation. As part of our E*TRADE Complete Protection Guarantee, we reimburse our customers for losses caused by a breach of security of the customers’ own personal systems. Such reimbursements could have a material impact on our financial performance.

We rely on third party service providers to perform certain functions.

We rely on third party service providers for certain technology, processing, servicing and support functions. These third party service providers are also subject to operational and technology vulnerabilities, which may impact our business. An interruption in or the cessation of service by any third party service provider and our inability to make alternative arrangements in a timely manner could have a material impact on our business and financial performance.

Downturns in the securities markets increase the credit risk associated with margin lending or securities loaned transactions.

We permit customers to purchase securities on margin. A downturn in securities markets may impact the value of collateral held in connection with margin receivables and may reduce its value below the amount borrowed, potentially creating collections issues with our margin receivables. In addition, we frequently borrow securities from and lend securities to other broker-dealers. Under regulatory guidelines, when we borrow or lend securities, we must simultaneously disburse or receive cash deposits. A sharp change in security market values may result in losses if counterparties to the borrowing and lending transactions fail to honor their commitments.

We may be unsuccessful in managing the effects of changes in interest rates and the enterprise interest-earning assets in our portfolio.

Net operating interest income is an important source of our revenue. Our results of operations depend, in part, on our level of net operating interest income and our effective management of the impact of changing interest rates and varying asset and liability maturities. Our ability to manage interest rate risk could impact our financial condition. We use derivatives to help manage interest rate risk. However, the derivatives we utilize may not be completely effective at managing this risk and changes in market interest rates and the yield curve could reduce the value of our financial assets and reduce net operating interest income. Among other items, we periodically enter into repurchase agreements to support the funding and liquidity requirements of E*TRADE Bank. If we are unsuccessful in maintaining our relationships with counterparties, we could recognize substantial losses on the derivatives we utilized to hedge repurchase agreements.

If we do not successfully manage consolidation opportunities, we could be at a competitive disadvantage.

There has recently been significant consolidation in the financial services industry and this consolidation is likely to continue in the future. Should we be excluded from or fail to take advantage of viable consolidation opportunities, our competitors may be able to capitalize on those opportunities and create greater scale and cost efficiencies to our detriment.

We have acquired a number of businesses and, although we are currently constrained by the terms of our corporate debt and the memoranda of understanding entered into with the OTS, may continue to acquire businesses in the future. The primary assets of these businesses are their customer accounts. Our retention of these assets and the customers of businesses we acquire may be impacted by our ability to successfully continue to integrate the acquired operations, products (including pricing) and personnel. Diversion of management attention from other business concerns could have a negative impact. If we are not successful in our integration efforts, we may experience significant attrition in the acquired accounts or experience other issues that would prevent us from achieving the level of revenue enhancements and cost savings that we expect with respect to an acquisition.

Risks associated with principal trading transactions could result in trading losses.

A majority of our market making revenues are derived from trading as a principal. We may incur trading losses relating to the purchase, sale or short sale of securities for our own account, as well as trading losses in our market maker stocks. We carry equity security positions on a daily basis and from time to time, we may carry large positions in securities of a single issuer or issuers engaged in a specific industry. Sudden changes in the value of these positions could impact our financial results.

Reduced spreads in securities pricing, levels of trading activity and trading through market makers could harm our market maker business.

Technological advances, competition and regulatory changes in the marketplace may continue to tighten securities spreads. Tighter spreads could reduce revenue capture per share by our market maker, thus reducing revenues for this line of business.

Advisory services subject us to additional risks.

We provide advisory services to investors to aid them in their decision making and also provide full service portfolio management. Investment decisions and suggestions are based on publicly available documents and communications with investors regarding investment preferences and risk tolerances. Publicly available documents may be inaccurate and misleading, resulting in recommendations or transactions that are inconsistent with the investors’ intended results. In addition, advisors may not understand investor needs or risk tolerances, failures that may result in the recommendation or purchase of a portfolio of assets that may not be suitable for the investor. To the extent that we fail to know our customers or improperly advise them, we could be found liable for losses suffered by such customers, which could harm our reputation and business.

Our international operations subject us to additional risks and regulation, which could impair our business growth.

We conduct business in a number of international locations. Action or inaction in any of these operations, including the failure to follow proper practices with respect to regulatory compliance and/or corporate governance, could harm our operations and/or our reputation.

We have a significant deferred tax asset and cannot assure it will be fully realized.

We had net deferred tax assets of $1.5 billion as of December 31, 2010. We did not establish a valuation allowance against our federal net deferred tax assets as of December 31, 2010 as we believe that it is more likely than not that all of these assets will be realized. In evaluating the need for a valuation allowance, we estimated future taxable income based on management approved forecasts. This process required significant judgment by management about matters that are by nature uncertain. If future events differ significantly from our current forecasts, a valuation allowance may need to be established, which would have a material adverse effect on our results of operations and our financial condition.

As a result of a public equity offering, a debt exchange and related transactions in 2009, we believe that we experienced an “ownership change” for tax purposes that could cause us to permanently lose a significant portion of our U.S. federal and state deferred tax assets.

As a result of a public equity offering in the second quarter of 2009, a debt exchange in the third quarter of 2009 and related transactions, we believe that we experienced an “ownership change” as defined under Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”)(which is generally a greater than 50 percentage point increase by certain “5% shareholders” over a rolling three year period). Section 382 imposes an annual limitation on the utilization of deferred tax assets, such as net operating loss carryforwards and other tax attributes, once an ownership change has occurred. Depending on the size of the annual limitation (which is in part a function of our market capitalization at the time of the ownership change) and the remaining carryforward period of the tax assets (U.S. federal net operating losses generally may be carried forward for a period of 20 years), we could realize a permanent loss of a portion of our U.S. federal and state deferred tax assets and certain built-in losses that have not been recognized for tax purposes. We believe the tax ownership change will extend the period of time it will take to fully utilize our pre-ownership change net operating losses (“NOLs”), but will not limit the total amount of pre-ownership change NOLs we can utilize. This is a complex analysis and requires the Company to make certain judgments in determining the annual limitation. As a result, it is possible that we could ultimately lose a significant portion of our deferred tax assets, which could have a material adverse effect on our results of operations and financial condition.

Risks Relating to the Regulation of Our Business

We are subject to extensive government regulation, including banking and securities rules and regulations, which could restrict our business practices.

The securities and banking industries are subject to extensive regulation. All of our broker-dealer subsidiaries have to comply with many laws and rules, including rules relating to sales practices and the suitability of recommendations to customers, possession and control of customer funds and securities, margin lending, execution and settlement of transactions and anti money-laundering. We are also subject to additional laws and rules as a result of our market maker operations.

Similarly, E*TRADE Financial Corporation and ETB Holdings, Inc., as savings and loan holding companies, and E*TRADE Bank, E*TRADE Savings Bank and E*TRADE United Bank, as federally chartered savings banks, are subject to extensive regulation, supervision and examination by the OTS (including pursuant to the terms of the memoranda of understanding that E*TRADE Financial Corporation and E*TRADE Bank entered into with the OTS) and, in the case of the savings banks, also the FDIC. Such regulation covers all banking business, including lending practices, safeguarding deposits, capital structure, recordkeeping, transactions with affiliates and conduct and qualifications of personnel.

As a result of recently enacted regulatory reform legislation, we will be subject to new regulatory requirements, which may adversely affect our business. In addition, if we are unable to meet these new requirements, we could face negative regulatory consequences, which could have a material adverse effect on our business.

On July 21, 2010, the President signed into law the Dodd-Frank Act. This new law contains various provisions designed to enhance financial stability and to reduce the likelihood of another financial crisis and will significantly change the current bank regulatory structure for our Company and its thrift subsidiaries. The key effects of the Dodd-Frank Act on our business are:

•	changes to the thrift supervisory structure;

•	changes to regulatory capital requirements;

•	increases in the FDIC assessment for depository institutions with assets of $10 billion or more;

•

establishment of a Consumer Financial Protection Bureau with broad authority to implement new consumer protection regulations and, for banks and thrifts with $10 billion or more in assets, to examine and enforce compliance with federal consumer laws; and

•	increases in the minimum reserve ratio for the FDIC’s deposit insurance fund to 1.35%.

Under the legislation, the OTS will be abolished by April 2012 and its functions and personnel distributed among the OCC, FDIC and the Federal Reserve. Primary jurisdiction for the supervision and regulation of federal thrifts, such as the Company’s three thrift subsidiaries, will be transferred to the OCC; supervision and regulation of savings and loan holding companies, including the Company, will be transferred to the Federal Reserve. Although the Dodd-Frank Act maintains the federal thrift charter, it eliminates certain benefits of the charter and imposes new penalties for failure to comply with the qualified thrift lender test. The Dodd-Frank Act also requires all companies, including savings and loan holding companies that directly or indirectly control an insured depository institution to serve as a source of strength for the institution.

The Dodd-Frank Act also creates a new independent regulatory body, the Consumer Financial Protection Bureau, which has been given broad rulemaking authority to implement the consumer protection laws that apply to banks and thrifts and to prohibit “unfair, deceptive or abusive” acts and practices. For all banks and thrifts with total consolidated assets over $10 billion, including E*TRADE Bank, the Consumer Financial Protection Bureau has exclusive rulemaking and examination, and primary enforcement authority, under federal consumer financial laws and regulations. In addition, the Dodd-Frank Act permits states to adopt consumer protection laws and regulations that are stricter than those regulations promulgated by the Consumer Financial Protection Bureau.

For us, one of the most significant changes under the new law is that savings and loan holding companies such as our Company for the first time will become subject to the same capital and activity requirements as those applicable to bank holding companies. In addition, we will be subject to the same capital requirements as those applied to banks which requirements exclude, on a phase-out basis, all trust preferred securities from Tier 1 capital. While the Dodd-Frank Act provides for a five year phase-in period for these new capital requirements, it requires holding companies like ours, as well as all of our thrift subsidiaries, to be both “well capitalized” and “well managed” in order to be able to engage in certain financial activities such as market making and securities underwriting as soon as the OTS is abolished. We fully expect to meet these capital requirements and to have our Company and its thrift subsidiaries qualify as both “well capitalized” and “well managed” within the applicable phase in periods. However, if we are unable to satisfy these requirements, we could be subject to activity restrictions and other negative regulatory actions. In addition, it is possible that our regulators may impose more stringent capital and other prudential standards on us prior to the end of the five year phase-in period.

The Dodd-Frank Act requires various federal agencies to adopt a broad range of new rules and regulations, the details, substance, and impact of which may not be known for months or years. It is difficult to predict at this time what other specific impacts the Dodd-Frank Act and the yet-to-be-written rules and regulations may have on us. However, given that the legislation is likely to materially change the regulatory environment for the financial services industry in which we operate, we expect at a minimum that our compliance costs will increase.

The OTS may request that we raise additional equity to support E*TRADE Bank or to further reduce debt. If we are unable to do so, we could face negative regulatory actions. Any such actions could have a material negative effect on our business.

In early 2009, the OTS advised us, and we agreed, that we needed to raise additional equity capital for E*TRADE Bank and reduce substantially the amount of our outstanding debt in order to withstand any further deterioration in current credit and market conditions. In furtherance of these objectives, we completed a debt exchange, public equity offering and an at the market common stock offering in 2009. Pursuant to memoranda of understanding that we and E*TRADE Bank entered into in 2009, we submitted and the OTS approved capital and de-leveraging plans. The memoranda of understanding were replaced in 2011 with new agreements pursuant to which we have submitted strategic plans to the OTS and agreed to ongoing monitoring obligations.

If we are unable to comply with the terms of our capital plan in the ordinary course of business or are unable to raise any additional cash equity to be contributed as capital to E*TRADE Bank or to further reduce our debt, in each case, as may in the future be required by the OTS, we could face negative regulatory consequences.

If we fail to comply with applicable securities and banking laws, rules and regulations, either domestically or internationally, we could be subject to disciplinary actions, damages, penalties or restrictions that could significantly harm our business.

The SEC, FINRA and other self-regulatory organizations and state securities commissions, among other things, can censure, fine, issue cease-and-desist orders or suspend or expel a broker-dealer or any of its officers or employees. The OTS may take similar action with respect to our banking activities. Similarly, the attorneys general of each state could bring legal action on behalf of the citizens of the various states to ensure compliance with local laws. Regulatory agencies in countries outside of the U.S. have similar authority. The ability to comply with applicable laws and rules is dependent in part on the establishment and maintenance of a reasonable compliance system. The failure to establish and enforce reasonable compliance procedures, even if unintentional, could subject us to significant losses or disciplinary or other actions.

If we do not maintain the capital levels required by regulators, we may be fined or even forced out of business.

The SEC, FINRA, OTS and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of regulatory capital by banks and net capital by securities broker-dealers. E*TRADE Bank is subject to various regulatory capital requirements administered by the OTS, which will soon be administered by the OCC, and E*TRADE Financial Corporation will, for the first time, become subject to specific capital requirements administered by the Federal Reserve. Failure to meet minimum capital requirements can trigger certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could harm E*TRADE Bank’s and E*TRADE Financial Corporation’s operations and financial statements.

The Bank must meet specific capital guidelines that involve quantitative measures of E*TRADE Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Quantitative measures established by regulation to ensure capital adequacy require E*TRADE Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to adjusted total assets. To satisfy the capital requirements for a “well capitalized” financial institution, E*TRADE Bank must maintain higher total and Tier 1 capital to risk-weighted assets and Tier 1 capital to adjusted total assets ratios. E*TRADE Bank’s capital amounts and classification are subject to qualitative judgments by the regulators about the strength of components of its capital, risk weightings of assets, off-balance sheet transactions and other factors. Any significant reduction in E*TRADE Bank’s regulatory capital could result in E*TRADE Bank being less than “well capitalized” or “adequately capitalized” under applicable capital rules. A failure of E*TRADE Bank to be “adequately capitalized” which is not cured within time periods specified in the indentures governing our debt securities would constitute a default under our debt securities and likely result in the debt securities becoming immediately due and payable at their full face value.

Similarly, failure to maintain the required net capital by our securities broker-dealers could result in suspension or revocation of registration by the SEC and suspension or expulsion by FINRA, and could ultimately lead to the firm’s liquidation. Net capital is the net worth of a broker or dealer (assets minus liabilities), less deductions for certain types of assets. If such net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require an intensive use of capital could be limited. Such operations may include investing activities, marketing and the financing of customer account balances. Also, our ability to withdraw capital from brokerage subsidiaries could be restricted, which in turn could limit our ability to repay debt and redeem or purchase shares of our outstanding stock.

As a non-grandfathered savings and loan holding company, we are subject to regulations that could restrict our ability to take advantage of certain business opportunities.

We are required to file periodic reports with the OTS and are subject to examination by the OTS. The OTS also has certain types of enforcement powers over us, ETB Holdings, Inc. and certain of its subsidiaries, including the ability to issue cease-and-desist orders, force divestiture of E*TRADE Bank and impose civil and monetary penalties for violations of federal banking laws and regulations or for unsafe or unsound banking practices. In addition, under the Gramm-Leach-Bliley Act, our activities are restricted to those that are financial in nature and certain real estate-related activities. We may make merchant banking investments in companies whose activities are not financial in nature if those investments are made for the purpose of appreciation and ultimate resale of the investment and we do not manage or operate the company. Such merchant banking investments may be subject to maximum holding periods and special recordkeeping and risk management requirements. In recent periods, the Company moved its subsidiaries, E*TRADE Clearing LLC and E*TRADE Securities LLC, respectively, to become operating subsidiaries of E*TRADE Bank, resulting in increased regulatory oversight and restrictions on the activities of E*TRADE Clearing LLC and E*TRADE Securities LLC.

We believe all of our existing activities and investments are permissible under the Gramm-Leach-Bliley Act. Even if our existing activities and investments are permissible, we are unable to pursue future activities that are not financial in nature. We are also limited in our ability to invest in other savings and loan holding companies.

In addition, E*TRADE Bank is subject to extensive regulation of its activities and investments, capitalization, community reinvestment, risk management policies and procedures and relationships with affiliated companies. Acquisitions of and mergers with other financial institutions, purchases of deposits and loan portfolios, the establishment of new bank subsidiaries and the commencement of new activities by bank subsidiaries require the prior approval of the OTS, and in some cases the FDIC, which may deny approval or limit the scope of our planned activity. These regulations and conditions could place us at a competitive disadvantage in an environment in which consolidation within the financial services industry is prevalent. Also, these regulations and conditions could affect our ability to realize synergies from future acquisitions, could negatively affect us following the acquisition and could also delay or prevent the development, introduction and marketing of new products and services.

Use of proceeds

We estimate that the net proceeds from the sale of the notes will be approximately $             million after deducting the underwriter’s discounts and commissions and estimated expenses payable by us. We will use all of the net proceeds from this offering to redeem all of our outstanding 7 3/8% Senior Notes due 2013 and to pay the associated redemption premiums, accrued interest and related fees and expenses as promptly as practicable following the completion of this offering.

The underwriter or certain of its affiliates may hold 7 3/8% Senior Notes due 2013, and may receive a proportionate share of proceeds from the redemption of the 2013 Notes.

Ratio of earnings to fixed charges

The following table sets forth our consolidated ratio of earnings to fixed charges:

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
Ratio of earnings (loss) to fixed charges	1.65	0.48	1.00	(1.12)	0.18	(0.03)	1.61
Excess (deficiency) of earnings (loss) to fixed charges (in thousands)	$79,963	$(67,723)	$(2,402)	$(1,826,815)	$(1,297,381)	$(2,182,951)	$929,869

The ratio of earnings (loss) to fixed charges is computed by dividing fixed charges into income (loss) before income taxes, discontinued operations and the cumulative effect of accounting changes less equity in the income (loss) of investments plus fixed charges less the preference securities dividend requirement of consolidated subsidiaries. Fixed charges include, as applicable, interest expense, amortization of debt issuance costs, the estimated interest component of rent expense (calculated as one-third of net rent expense) and the preference securities dividend requirement of consolidated subsidiaries.

Capitalization

The following table sets forth, as of March 31, 2011, our cash and cash equivalents and capitalization on an actual basis and as adjusted to give effect to this offering, the application of the net proceeds therefrom as described under “Use of proceeds” and the conversion of 2019 Notes during the period April 1, 2011 through May 2, 2011. This table should be read in conjunction with our historical financial statements and the related notes thereto, “Use of proceeds” and other financial information that is included in or incorporated by reference in this prospectus supplement.

	As of March 31, 2011
	Actual	As Adjusted
	(in millions)
Cash and equivalents	$1,864	$

E*TRADE Financial Corporation Debt(1):
8% Senior Notes due 2011	4
7 3/8% Senior Notes due 2013	415
7 7/8% Senior Notes due 2015	243
12 1/2% Springing Lien Notes due 2017	930
0% Convertible Debentures due 2019	425
% Senior Notes due 2016 offered hereby	—
Discount and fair value hedge adjustments	(148)

Total E*TRADE Financial Corporation debt	$1,869	$

Shareholders’ Equity:
Common stock, $0.01 par value; 400,000,000 shares authorized; 248,242,656 outstanding and outstanding, as adjusted	$3	$
Additional paid-in capital	6,921
Accumulated deficit	(2,107)
Accumulated other comprehensive loss	(419)

Total shareholders’ equity	4,398

Total capitalization	$6,267	$

(1) Only the debt of E*TRADE Financial Corporation (and not any of its subsidiaries) is included in this table.

Description of other indebtedness

Overview

As of March 31, 2011, we had outstanding unsecured senior indebtedness in an aggregate principal amount of $1.7 billion, after giving effect to the conversion of the 2019 Notes during the period April 1, 2011 through May 2, 2011, consisting of 2011 Notes, 2013 Notes, 2015 Notes, 2017 Notes and 2019 Notes (each as defined below and, collectively, our “existing debt securities”). A brief description of each series of existing debt securities is set forth below. These descriptions are incomplete. For a complete understanding of such existing debt securities, we urge you to read the applicable indentures governing the debt securities, which are included as exhibits to our 2010 Annual Report on Form 10-K. For the purposes of this “Description of other indebtedness” section, references to “Company,” “we,” “us” and “our” refer to E*TRADE Financial Corporation and its successors, in each case excluding its subsidiaries.

8% Senior Notes due 2011

In 2004 and 2005, we issued an aggregate principal amount of $400 million and $100 million, respectively, of 8% Senior Notes due 2011 (the “2011 Notes”). Interest is payable semi-annually, and the 2011 Notes may be called by us in whole or in part at any time at a redemption price equal to the principal amount. In 2009, we exchanged $432 million aggregate principal amount of the 2011 Notes for an equal principal amount of our 2019 Notes.

As of March 31, 2011 we had an aggregate principal amount of $4 million of 2011 Notes outstanding. The 2011 Notes mature on June 15, 2011.

7 3/8% Senior Notes due 2013

In 2005, we issued an aggregate principal amount of $600 million of 7 3/8% Senior Notes due 2013 (the “2013 Notes”). Interest is payable semi-annually, and the 2013 Notes may be called by us in whole or in part at any time at a redemption price equal to 101.844% of the principal amount. As described under “Use of proceeds,” we will use the proceeds of this offering to redeem the 2013 Notes.

As of March 31, 2011 we had an aggregate principal amount of $415 million of 2013 Notes outstanding. The 2013 Notes mature on September 15, 2013.

7 7/8% Senior Notes due 2015

In 2005, we issued an aggregate principal amount of $300 million of 7 7/8% Senior Notes due 2015 (the “2015 Notes”). Interest is payable semi-annually, and the 2015 Notes may be called by us in whole or in part at any time at a redemption premium that declines over time.

As of March 31, 2011 we had an aggregate principal amount of $243 million of 2015 Notes outstanding. The 2015 Notes mature on December 1, 2015.

12 1/2% Springing Lien Notes due 2017

In 2007 and 2008, we issued an aggregate principal amount of $1.8 billion and $150 million aggregate principal amount of 12 1/2% Springing Lien Notes due 2017 (the “2017 Notes”). Interest is payable semi-annually, and the 2017 Notes may be called by us in whole or in part at any time on or after November 30, 2012 at a redemption premium that declines over time. We had the option to make interest payments in additional 2017 Notes through May 2010, and exercised this option with respect to our 2008 and 2009 interest payments for a total of $304 million aggregate principal amount of additional 2017 Notes. In 2009, we exchanged $1.3 billion of the 2017 Notes for an equal principal amount of the 2019 Notes.

As of March 31, 2011 we had an aggregate principal amount of $930 million of 2017 Notes outstanding. The 2017 Notes mature on November 30, 2017.

It is expected that we will grant a security interest in certain of our assets to secure the 2017 Notes as required by the terms of the indenture governing the 2017 Notes. See “—Ranking, Security and Subsidiary Guarantees” below for more information.

0% Convertible Debentures due 2019

In 2009, we issued an aggregate principal amount of $1.7 billion of Class A Senior Convertible Debentures due 2019 and $2.3 million of Class B Senior Convertible Debentures due 2019 (collectively, the “2019 Notes”) in exchange for $432 million principal amount of the 2011 Notes and $1.3 billion principal amount of the 2017 Notes. The 2019 Notes do not bear interest and were convertible into our common stock at a conversion rate of $10.34 per $1,000 principal amount of Class A 2019 Notes and $15.51 per $1,000 principal amount of Class B 2019 Notes as of March 31, 2011.

The holders of the 2019 Notes may convert all or any portion of the 2019 Notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date, provided that no holder may convert the 2019 Notes to the extent such conversion would result in the holder beneficially owning more than 9.9% of our outstanding common stock, or owning in excess of 24.9% of our outstanding common stock, under the Office of Thrift Supervision control rules. The conversion rate is subject to customary anti-dilution adjustments.

As of March 31, 2011, $1.3 billion of the Class A 2019 Notes and $2.2 million of the Class B 2019 Notes had been converted into 127.1 million shares and 0.1 million shares, respectively, of the Company’s common stock, as adjusted for our 1-for-10 reverse stock split during the second quarter of 2010. We had an aggregate principal amount of $425 million of 2019 Notes outstanding as of March 31, 2011. A total of $325.1 million in convertible debentures were converted into common stock during the period April 1, 2011 through May 2, 2011. As of May 2, 2011, an aggregate principal amount of $100 million of 2019 Notes was outstanding. The 2019 Notes mature on August 31, 2019.

It is expected that we will grant a security interest in certain of our assets to secure the 2019 Notes as required by the terms of the indenture. See “—Ranking, Security and Subsidiary Guarantees” below for more information.

Ranking, security and subsidiary guarantees

Our existing debt securities are general senior obligations that rank equal in right of payment to all of our existing and future unsubordinated indebtedness and rank senior in right of payment to all of our existing and future subordinated indebtedness. The 2011 Notes, 2013 Notes, 2015 Notes, 2017 Notes and 2019 Notes are not secured by any property or assets nor guaranteed by the subsidiaries through which we currently conduct substantially all of our operations.

Under the indenture for the 2017 Notes, on the “trigger date”, which is the earlier of (a) the first date on which we can secure debt in excess of $300,000,000 under the 2011 Notes without granting equal and ratable security to the noteholders of the 2015 Notes, 2013 Notes and/or 2011 Notes and (b) the date of the redemption of the 2011 Notes we and certain of our Restricted Subsidiaries are required to grant a security interest in substantially all our and such subsidiaries’ assets (other than certain excluded collateral) to secure the 2017 Notes (in an amount not to exceed the amount that would require the 2011 Notes, the 2013 Notes or the 2015 Notes to be equally and ratably secured). The trigger date is expected to occur on or about June 15, 2011. The amount secured under the 2017 Notes will initially equal $300 million but the amount secured will increase in the future up to the Secured Indebtedness Cap under the 2015 Notes

(and, if any are outstanding, the 2013 Notes), which is defined as an amount equal to our Consolidated EBITDA for the most recently ended four quarter period (with the definition of such term being generally consistent with the definition thereof in “Description of the notes” appearing in this prospectus supplement). To the extent Consolidated EBITDA increases, the indenture for the 2017 Notes requires that the amount of 2017 Notes secured by the collateral will increase commensurately. If our Consolidated EBITDA subsequently falls, however, the amount of 2017 Notes secured will not decrease. Since the 2019 Notes do not have an exception for securing debt up to the Secured Indebtedness Cap, the 2019 Notes would receive collateral pursuant to the “equal and ratable” clause in the indenture governing the 2019 Notes. In no event will the aggregate amount secured under the 2017 Notes and the 2019 Notes exceed the amount able to be secured under the 2015 Notes without requiring the 2015 Notes to be equally and ratably secured. In the event of a default, the holders of the 2017 Notes and the 2019 Notes would have a claim to payment out of our assets that is superior to that of the other existing debt securities and the notes to the extent of the pledged collateral.

Covenants

In the indentures for our existing debt securities, we have agreed to covenants that, among other things, limit our ability and/or our Restricted Subsidiaries’ and, in certain limited cases, Regulated Subsidiaries’ ability, among other things:

•	incur additional debt and issue Preferred Stock;

•	pay dividends, acquire shares of capital stock, make payments on subordinated debt or make investments;

•	place limitations on distributions from Regulated Subsidiaries or Restricted Subsidiaries;

•	issue or sell capital stock of certain of Regulated Subsidiaries or Restricted Subsidiaries;

•	issue guarantees;

•	sell or exchange assets;

•	enter into transactions with stockholders and affiliates;

•	enter into sale-leaseback transactions;

•	create liens;

•	engage in any business that is not a related business;

•	effect mergers.

In addition, the indentures for the 2017 Notes and 2019 Notes require us to maintain the capitalization of certain of our subsidiaries that constituted federally insured depositary institutions.

Events of default

The indentures for our existing debt securities define certain events of default, including the following:

•	default in the due payment of principal or interest;

•	failure by us to comply with the indenture provisions applicable to mergers, consolidations and transfers of all or substantially all of our assets;

•	defaults in the performance or breach of other covenants or agreements in the indentures or under a series of debt securities;

•	a cross-default with respect to any issue of indebtedness by us or certain subsidiaries having an outstanding principal amount of $20 million or more;

•	failure by us to pay any uninsured final judgment or order against us or certain subsidiaries in excess of $20 million;

•	certain events of bankruptcy or insolvency;

•	failure by certain subsidiaries to meet the minimum capital requirements imposed by the applicable regulatory authorities; and

•

certain other events relating to the ineligibility of the company to hold capital stock of certain Regulated Subsidiaries and the failure to maintain registration and membership status of certain broker dealer subsidiaries under the Exchange Act.

An event of default generally gives the trustee or holders of at least 25% in aggregate principal amount of the applicable series of debt securities the right to accelerate payment of the principal and interest on such series of debt securities. Certain events of bankruptcy or insolvency result in automatic acceleration.

Description of the notes

The following description of the terms of the notes offered hereby replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus under the caption “Description of debt securities”.

We are issuing the notes under an indenture (the “indenture”) to be filed with the SEC, a form of which is filed as an exhibit to the registration statement to which this prospectus supplement and accompanying prospectus relate. The indenture will be entered into between us and The Bank of New York Mellon Trust Company, N.A., as trustee, whom we refer to as the “trustee”.

The following is a summary of certain of the material provisions of the indenture but does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. We will provide you with a copy of the indenture upon request. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. For purposes of this “Description of the notes,” the terms “Company,” “we,” “us” and “our” mean E*TRADE Financial Corporation and its successors under the indenture, in each case excluding its subsidiaries.

Our broker dealer and bank regulated subsidiaries, which are Regulated Subsidiaries, are generally not subject to the restrictive covenants in the indenture which place limitations on the Company’s actions, and where they are subject to covenants, there are numerous exceptions and limitations. As of March 31, 2011, our regulated subsidiaries represented substantially all of our total consolidated assets. In 2010, our regulated subsidiaries generated substantially all of our consolidated gross revenues, and substantially all of our consolidated net revenues.

General

We are offering an aggregate principal amount of $435 million of notes pursuant to this prospectus supplement. Subject to the covenant described below under “Covenants—Limitation on indebtedness and issuances of preferred stock”, the Company may issue additional notes under the indenture, which we refer to as the “additional notes”. The notes offered by this prospectus supplement and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including voting, and, unless otherwise specified, all references to “notes” in this “Description of the notes” includes any additional notes that may be issued.

The notes will mature on                 , 2016. Interest on the notes be paid in cash at a rate of             % per annum and will be payable on              and              of each year, commencing on                     , 2011, to the persons who were holders of record of the notes on              and of                  each year. Interest on the notes will accrue from the most recent date on which interest on the notes was paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Notes will be issued in registered form, without coupons, and in denominations of $2,000 or multiples of $1,000 above that amount.

Optional redemption

The Company may redeem the notes at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but not including, the applicable redemption date.

The Company will give not less than 10 days’ nor more than 90 days’ notice of any redemption. If less than all of the notes are to be redeemed, selection of the notes for redemption will be made by the trustee:

•	in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or,

•	if the notes are not listed on a national securities exchange, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate.

However, no note of $2,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original note; provided that the principal amount of any new note will be $2,000 or a multiple of $1,000 above that amount.

Ranking

The notes will be general senior obligations of the Company and will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company, including the 2011 Notes, the 2013 Notes, the 2015 Notes, the 2017 Notes and the 2019 Notes. The notes will also rank senior in right of payment to all existing and future subordinated indebtedness of the Company. As of March 31, 2011, on an as adjusted basis after giving effect to the offering of the notes, the application of the net proceeds therefrom as described under “Use of proceeds” and the conversion of the 2019 Notes during the period from April 1, 2011 through May 2, 2011, we would have had approximately $1.7 billion principal amount of senior debt, none of which would have been secured debt, and our subsidiaries would have had $8.2 billion of secured debt as of such date.

The Company currently conducts most of its operations through its Subsidiaries. As the Company’s obligations under the notes are not guaranteed by its Subsidiaries, creditors of the Company’s Subsidiaries, including trade creditors, customers, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of the Holders. The notes, therefore, will be structurally subordinated to the claims of creditors, including trade creditors, customers and preferred stockholders, if any, of the Subsidiaries of the Company. As of March 31, 2011 our subsidiaries had $15.1 billion outstanding in such liabilities, excluding deposits, which were $26.0 billion.

The indenture permits the Company and its Subsidiaries to incur secured debt under specified circumstances. It is expected that on or about June 15, 2011, we and certain of our Restricted Subsidiaries will grant a security interest in our and such Restricted Subsidiaries’ assets (consisting primarily of the stock and equity interests in various subsidiaries, accounts receivable and other real and personal property) to secure the 2017 Notes and 2019 Notes as required by the terms of the 2017 Indenture and the 2019 Indenture. Such security interest will be initially limited to $300 million, but this amount is expected to grow in the future as our Consolidated EBITDA increases. See “—Description of other indebtedness—Ranking, security and subsidiary guarantees.” In the event of a default, the holders of the 2017 Notes and the 2019 Notes would have a claim to payment out of our and such Restricted Subsidiaries’ assets that is superior to that of the holders of the notes to the extent of the pledged collateral. If the Company’s or such Restricted Subsidiaries’ existing or future secured creditors (including the 2017 Notes and 2019 Notes) exercise their rights with respect to such pledged assets, the secured creditors would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the notes. Holders of the notes will participate in the Company’s remaining assets ratably with all of its other unsubordinated creditors. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

Absence of FDIC insurance and guarantees

The notes are not savings accounts or deposits with E*TRADE Bank or any other Subsidiary of the Company nor are they insured by the FDIC, Small Investor Protection Corporation or by the United States or any agency or fund of the United States or any other government entity. Except as described under “—Covenants— Future subsidiary guarantees”, the notes are not obligations of, or guaranteed by any of our Subsidiaries. The notes are not secured by our assets or those of any of our Subsidiaries.

Sinking fund

There will be no sinking fund payments for the notes.

Governing law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Covenants

Overview

In the indenture, the Company will agree to covenants that limit its and its Restricted Subsidiaries’ and, in certain limited cases, Regulated Subsidiaries’, ability, among other things, to:

•	incur additional debt and issue Preferred Stock;

•	pay dividends, acquire shares of capital stock, make payments on subordinated debt or make investments;

•	place limitations on distributions from Regulated Subsidiaries or Restricted Subsidiaries;

•	issue or sell capital stock of Regulated Subsidiaries or Restricted Subsidiaries;

•	issue guarantees;

•	sell or exchange assets;

•	enter into transactions with shareholders and affiliates;

•	create liens; and

•	effect mergers.

Pursuant to the indenture, the covenants under “—Limitation on indebtedness and issuances of preferred stock,” “—Limitation on restricted payments,” “—Limitation on dividend and other payment restrictions affecting restricted subsidiaries or regulated subsidiaries” “—Limitation on the issuance and sale of capital stock of restricted subsidiaries or regulated subsidiaries,” “—Future subsidiary guarantees,” “—Limitation on transactions with shareholders and affiliates,” “—Limitation on liens,” “—Limitation on sale-leaseback transactions,” “—Limitation on asset sales,” apply to the Company and the Restricted Subsidiaries, but generally do not apply to Regulated Subsidiaries.

If a Change of Control occurs and triggers a Rating Decline, each Holder of notes will have the right to require the Company to repurchase all or a part of the Holder’s notes at a price equal to 101% of their principal amount, plus any accrued interest to the date of repurchase.

Limitation on indebtedness and issuances of preferred stock

(a)	The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness, including Disqualified Stock, and the Company will not permit any Restricted Subsidiary to issue Preferred Stock; provided that the Company or any Subsidiary Guarantor may Incur Indebtedness and any Restricted Subsidiary may Incur Acquired Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Company’s Consolidated Fixed Charge Coverage Ratio would be greater than 2.0:1.

Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

(1)	Indebtedness of the Company under any Credit Facility in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $300 million;

(2)	Indebtedness owed (A) to the Company or any Subsidiary Guarantor evidenced by an unsubordinated promissory note or (B) to any Restricted Subsidiary or Regulated Subsidiary; provided that (x) any event which results in any such Restricted Subsidiary or Regulated Subsidiary ceasing to be a Restricted Subsidiary or Regulated Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary or Regulated Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2) and (y) if the Company (or any Subsidiary that is a Subsidiary Guarantor at the time such Indebtedness is Incurred) is the obligor on such Indebtedness, such Indebtedness must be expressly contractually subordinated in right of payment to the notes, in the case of the Company, or the Note Guarantee, in the case of a Subsidiary Guarantor;

(3)	Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness outstanding under clause (1), (2), (4), (5)(x), (7) or (8)) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that (a) Indebtedness the proceeds of which are used to refinance or refund the notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the notes or a Note Guarantee shall only be permitted under this clause (3) if (x) in case the notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the notes or a Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is pari passu with, or subordinate in right of payment to, the remaining notes or the Note Guarantee, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to the notes or a Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes or the Note Guarantee at least to the extent that the Indebtedness to be refinanced is subordinated to the notes or the Note Guarantee, (b) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded and (c) such new Indebtedness is Incurred by the Company or a Subsidiary Guarantor or by the Restricted Subsidiary that is the obligor on the Indebtedness to be refinanced or refunded;

(4)	Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase notes, 2011 Notes, 2015 Notes, 2017 Notes or 2019 Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease or discharge the notes, 2011 Notes, 2015 Notes, 2017 Notes or 2019 Notes as described under “Defeasance”;

(5)	(x) Indebtedness under the 2011 Notes and the 2013 Notes, (y) Indebtedness existing on the Issue Date (other than the 2011 Notes and the 2013 Notes, but including the notes (other than, for the avoidance of doubt, any additional notes)) and (z) Guarantees of Indebtedness of the Company or of any Restricted Subsidiary by any Restricted Subsidiary (provided the Guarantee of such Indebtedness is permitted by and made in accordance with the “—Future subsidiary guarantees” covenant);

(6)	(x) Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Subsidiary Guarantor Incurred to finance an acquisition or (y) Acquired Indebtedness; provided, however, that, in the case of both of clauses (x) and (y), after giving effect to such acquisition, merger or amalgamation and the Incurrence of such Indebtedness either: (i) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or (ii) the Consolidated Fixed Charge Coverage Ratio of the Company would be equal to or greater than immediately prior to such acquisition, merger or amalgamation;

(7)	Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $5.0 million; and

(8)	Indebtedness not otherwise permitted hereunder in an aggregate principal amount at any time outstanding not to exceed $50.0 million for the Company and its Restricted Subsidiaries.

(b)	Notwithstanding any other provision of this “Limitation on indebtedness and issuances of preferred stock” covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this “Limitation on indebtedness and issuances of preferred stock” covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies or due to fluctuations in the value of commodities or securities which underlie such Indebtedness. For the purposes of determining compliance with any restriction on the Incurrence of Indebtedness (x), the U.S dollar equivalent principal amount of any Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt and (y) the principal amount of any Indebtedness which is calculated by reference to any underlying security or commodity shall be calculated based on the relevant closing price of such commodity or security on the date such Indebtedness was incurred.

(c)	For purposes of determining any particular amount of Indebtedness under this “Limitation on indebtedness and issuances of preferred stock” covenant, (x) Indebtedness outstanding under any Credit Facility on the Issue Date shall be treated as Incurred pursuant to clause (1) of the second paragraph of clause (a) of this “Limitation on indebtedness and issuances of preferred stock” covenant, (y) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (z) any Liens (but not the underlying Indebtedness) granted pursuant to the equal and ratable provisions referred to in the “Limitation on liens” covenant shall not be treated as Indebtedness. For purposes of determining compliance with this “Limitation on indebtedness and issuances of preferred stock” covenant, if an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above (other than Indebtedness referred to in clause (x) of the preceding sentence), including under the first paragraph of part (a), the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness.

(d)	Neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness if such Indebtedness is subordinate in right of payment to any other Indebtedness unless such Indebtedness is also subordinate in right of payment to the notes or the applicable Note Guarantee to the same extent.

(e)	The Company will not permit any Regulated Subsidiary (x) to Incur any Indebtedness the proceeds of which are not invested in the business of such Bank Regulated Subsidiary (or any Subsidiary of such Bank Regulated Subsidiary) or such Broker Dealer Regulated Subsidiary (or any Subsidiary of such Broker Dealer Regulated Subsidiary which is also a Regulated Subsidiary), and (y) to Incur any Indebtedness for the purpose, directly or indirectly, of dividending or distributing the proceeds of such Indebtedness to the Company or any Restricted Subsidiary; except that the Incurrence of Indebtedness by a Regulated Subsidiary that does not comply with (x) and (y) above shall be permitted provided that such Incurrence complies with paragraph (a) of this “—Limitation on indebtedness and issuances of preferred stock” covenant as if such paragraph applied to such Regulated Subsidiary.

Limitation on restricted payments

(a)	The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to, directly or indirectly,

(1)

declare or pay any dividend or make any distribution on or with respect to its Capital Stock held by Persons other than the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries (other than (w) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock, (x) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries or Regulated Subsidiaries held by minority stockholders, (y) dividends or distributions on non-voting Preferred Stock the proceeds from the sale of which were invested in the business of such Regulated Subsidiary (or any Subsidiary of such Regulated Subsidiary which is also a Regulated Subsidiary), and (z) pro rata dividends on Preferred Stock of Subsidiaries that are real estate investment trusts, including Highland REIT, Inc., held by minority stockholders;

(2)	purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or any Subsidiary Guarantor (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person (other than the Company, any Restricted Subsidiary or any Regulated Subsidiary) or (B) a Restricted Subsidiary or Subsidiary Guarantor (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than the Company or a Wholly Owned Restricted Subsidiary or Wholly Owned Regulated Subsidiary);

(3)	make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the notes or any Indebtedness of a Subsidiary Guarantor that is subordinated in right of payment to a Note Guarantee; or

(4)	(a) with respect to the Company and any Restricted Subsidiary, make any Investment, other than a Permitted Investment, in any Person, and (b) with respect to any Regulated Subsidiary, make any Investment in an Unrestricted Subsidiary (such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”);

if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A)	a Default or Event of Default shall have occurred and be continuing;

(B)	the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of part (a) of the “Limitation on indebtedness and issuances of preferred stock” covenant;

(C)	the subsidiary subject to the Restricted Payment is both a Regulated Subsidiary and a Significant Subsidiary that is not in compliance with applicable regulatory capital or other material requirements of its regulators, such as the OTS, OCC, FDIC or Federal Reserve, or any applicable state, federal or self regulatory organization, or would fail to be in compliance with applicable regulatory requirements as a consequence of the payment; or

(D)	the aggregate amount of all Restricted Payments made after the Issue Date shall exceed the sum of

(1)	50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Issue Date falls and ending on the last day of such fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the trustee, provided that such Adjusted Consolidated Net Income may only be recognized during those quarters for which the Company has filed reports with the SEC to the extent provided in “—SEC reports and reports to holders” or has furnished comparable financial information to the trustee plus

(2)

the aggregate Net Cash Proceeds received by the Company after the Issue Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock or Preferred Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the indenture of Indebtedness of the Company for cash subsequent to the Issue Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes) plus

(3)	an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or Regulated Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), from the release of any Guarantee or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary or Regulated Subsidiary in such Person or Unrestricted Subsidiary plus

(4)	$100 million.

(b)	The foregoing provision shall not be violated by reason of:

(1)	the payment of any dividend or redemption of any Capital Stock within 60 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with the preceding paragraph;

(2)	the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes or any Note Guarantee including premium, if any, and accrued interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) of the second paragraph of part (a) of the “Limitation on indebtedness and issuances of preferred stock” covenant;

(3)	the repurchase, redemption or other acquisition of Capital Stock of the Company, a Subsidiary Guarantor, a Restricted Subsidiary or a Regulated Subsidiary (or options, warrants or other rights to acquire such Capital Stock) or a dividend on such Capital Stock in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, in each case other than in connection with a Change of Control of the Company (provided that prior to any such repurchase, redemption or other acquisition in connection with a change of control, the Company has made an Offer to Purchase and purchased all notes, 2011 Notes, 2013 Notes, 2015 Notes, 2017 Notes and 2019 Notes validly tendered for payment in accordance with the “Repurchase of notes upon a change of control” covenant), prior to the Stated Maturity of the notes, 2011 Notes, 2013 Notes, 2015 Notes, 2017 Notes and 2019 Notes, respectively;

(4)	the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness which is subordinated in right of payment to the notes or any Note Guarantee in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, in each case other than in connection with a Change of Control of the Company (provided that prior to any such repurchase, redemption or other acquisition in connection with a change of control, the Company has made an Offer to Purchase and purchased all notes, 2011 Notes, 2013 Notes, 2015 Notes, 2017 Notes and 2019 Notes validly tendered for payment in accordance with the “Repurchase of Notes Upon a Change of Control” covenant), prior to the Stated Maturity of the notes, 2011 Notes, 2013 Notes, 2015 Notes, 2017 Notes and 2019 Notes, respectively;

(5)	payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets of the Company, any Restricted Subsidiary or any Regulated Subsidiary and that, in the case of the Company, comply with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

(6)	Investments acquired as a capital contribution to, or in exchange for, or out of the proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of the Company;

(7)	the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof;

(8)	the repurchase, redemption or other acquisition of the Company’s Capital Stock (or options, warrants or other rights to acquire such Capital Stock) from Persons who are or were formerly directors or employees of the Company and their Affiliates, heirs and executors; provided that the aggregate amount of all such repurchases pursuant to this clause (8) shall not exceed $50 million;

(9)	the repurchase of Common Stock of the Company, or the declaration or payment of dividends on Common Stock (other than Disqualified Stock) of the Company; provided that the aggregate amount of all such declarations, payments or repurchases pursuant to this clause (9) shall not exceed $100 million in any fiscal year; provided further that at the time of declaration of such dividend or at the time of such repurchase (x) no Default or Event of Default has occurred and is continuing, and (y) the Company is able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the “Limitation on indebtedness and issuances of preferred stock” covenant; or

(10)	Restricted Payments by the Company or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock or debt securities that are convertible into, or exchangeable for, Capital Stock of any such Person;

provided that except in the case of clause (1), no Default or Event of Default (excluding, in each case, clause (i) of “Events of default”) shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

(c)	Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (2) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof, an Investment acquired as a capital contribution or in exchange for Capital Stock referred to in clause (6) thereof, the repurchase of Capital Stock referred to in clause (7) thereof, the repurchase of Common Stock referred to in clause (9) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clause (3), (4) or (6), shall be included in calculating whether the conditions of clause (D) of the first paragraph of this “Limitation on restricted payments” covenant have been met with respect to any subsequent Restricted Payments. If the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the notes, or Indebtedness that is pari passu with the notes or any Note Guarantee, then the Net Cash Proceeds of such issuance shall be included in clause (D) of the first paragraph of this “Limitation on restricted payments” covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

(d)	For purposes of determining compliance with this “Limitation on restricted payments” covenant, (x) the amount, if other than in cash, of any Restricted Payment shall be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution and (y) if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, including the first paragraph of this “Limitation on restricted payments” covenant, the Company, in its sole discretion, may order and classify, and from time to time may reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of such reclassification.

Limitation on dividend and other payment restrictions affecting Restricted Subsidiaries or Regulated Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary or Regulated Subsidiary (other than any Subsidiary Guarantor) to

(1)	pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary or Regulated Subsidiary owned by the Company or any other Restricted Subsidiary or Regulated Subsidiary;

(2)	pay any Indebtedness owed to the Company or any other Restricted Subsidiary or Regulated Subsidiary;

(3)	make loans or advances to the Company or any other Restricted Subsidiary or Regulated Subsidiary; or

(4)	transfer any of its property or assets to the Company or any other Restricted Subsidiary or Regulated Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions:

(1)	existing on the Issue Date in any Credit Facility, the indenture or any other indentures or agreements in effect on the Issue Date, and any amendments, supplements, extensions, refinancings, renewals or replacements of such indentures or agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements taken as a whole are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(2)	existing under or by reason of applicable law including rules and regulations of and agreements with any regulatory authority having jurisdiction over the Company, any Restricted Subsidiary, or any Regulated Subsidiary, including, but not limited to the OTS, the OCC, the FDIC, the Federal Reserve, the SEC, any self regulatory organization of which such Regulated Subsidiary is a member, or the imposition of conditions or requirements pursuant to the enforcement authority of any such regulatory authority;

(3)	existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary or Regulated Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and any extensions, refinancings, renewals or replacements of thereof; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements taken as a whole are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(4)	in the case of clause (4) of the first paragraph of this “Limitation on dividend and other payment restrictions affecting restricted subsidiaries or regulated subsidiaries” covenant:

(A)	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(B)	existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company, any Restricted Subsidiary or any Regulated Subsidiary not otherwise prohibited by the indenture; or

(C)	arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary or Regulated Subsidiary in any manner material to the Company or any Restricted Subsidiary or Regulated Subsidiary taken as a whole;

(5)	with respect to a Restricted Subsidiary or Regulated Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary or Regulated Subsidiary;

(6)	customary provisions in joint venture agreements and other similar agreements, relating solely to the relevant joint venture or other similar arrangement;

(7)	restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(8)	restrictions in other Indebtedness, Disqualified Stock or Preferred Stock of a Foreign Subsidiary permitted to be incurred subsequent to the Issue Date pursuant to clause (7) of the covenant described under “Limitation on indebtedness and issuance of preferred stock” that are imposed solely on the Foreign Subsidiary party thereto; or

(9)	customary financial covenants, minimum net worth requirements or collateral coverage requirements in securities facilities that in the reasonable judgment of the Company do not impair its ability to comply with its obligations with respect to the notes.

Nothing contained in this “Limitation on dividend and other payment restrictions affecting restricted subsidiaries or regulated subsidiaries” covenant shall prevent the Company, any Restricted Subsidiary or any Regulated Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on liens” covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries.

Limitation on the issuance and sale of capital stock of Restricted Subsidiaries or Regulated Subsidiaries

The Company will not sell, and will not permit any Restricted Subsidiary or Regulated Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary or Regulated Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

(1)	(i) with respect to the capital stock of a Restricted Subsidiary, to the Company or a Wholly Owned Restricted Subsidiary or, (ii) in the case of Regulated Subsidiary, to the Company, a Wholly Owned Restricted Subsidiary or a Wholly Owned Regulated Subsidiary;

(2)	issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

(3)	if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “Limitation on restricted payments” covenant if made on the date of such issuance or sale;

(4)	(i) sales of Common Stock (including options, warrants or other rights to purchase shares of such Common Stock but excluding Disqualified Stock) of a Restricted Subsidiary or a Regulated Subsidiary by the Company, a Restricted Subsidiary or a Regulated Subsidiary, provided that the Company or such Restricted Subsidiary or Regulated Subsidiary applies the Net Cash Proceeds of any such sale in accordance with clause (A) or (B) of the “Limitation on asset sales” covenant and (ii) issuances of Preferred Stock of a Restricted Subsidiary if such Restricted Subsidiary would be entitled to Incur such Indebtedness under the covenant entitled “Limitations on Indebtedness and Issuances of Preferred Stock”; or

(5)	sales of Capital Stock, other than Common Stock, by a Regulated Subsidiary or a Subsidiary of such Regulated Subsidiary, the proceeds of which are invested in the business of such Regulated Subsidiary.

Future subsidiary guarantees

The Company will not permit any Restricted Subsidiary or Regulated Subsidiary, directly or indirectly, to Guarantee any Indebtedness (“Guaranteed Indebtedness”) of the Company or any Restricted Subsidiary (other than a Foreign Subsidiary), unless (a) such Restricted Subsidiary or Regulated Subsidiary, to the extent permitted by law, simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee (a “Note Guarantee”) of payment of the notes by such Restricted Subsidiary or Regulated Subsidiary and (b) such Restricted Subsidiary or Regulated Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary or Regulated Subsidiary as a result of any payment by such Restricted Subsidiary or Regulated Subsidiary under its Note Guarantee until the notes have been paid in full. The obligations of any such future Subsidiary Guarantor will be limited so as not to constitute a fraudulent conveyance under applicable federal or state laws.

If the Guaranteed Indebtedness is (A) pari passu in right of payment with the notes or any Note Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated to, the Note Guarantee or (B) subordinated in right of payment to the notes or any Note Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Note Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes or the Note Guarantee.

Notwithstanding the foregoing, any Note Guarantee by a Restricted Subsidiary or Regulated Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon any:

(1)	sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company’s and each Restricted Subsidiary’s and Regulated Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary or Regulated Subsidiary (which sale, exchange or transfer is not prohibited by the indenture) or upon the designation of such Restricted Subsidiary or Regulated Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the indenture; or

(2)	the release or discharge of the Guarantee which resulted in the creation of such Note Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

Limitation on transactions with shareholders and affiliates

The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of the Company or any Affiliates of any Restricted Subsidiary or Regulated Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary or Regulated Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate.

The foregoing limitation does not limit, and shall not apply to:

(1)	transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company, a Restricted Subsidiary or a Regulated Subsidiary delivers to the trustee a written opinion of a nationally recognized investment banking, accounting, valuation or appraisal firm stating that the transaction is fair to the Company or such Restricted Subsidiary or Regulated Subsidiary from a financial point of view;

(2)	any transaction solely among the Company, its Wholly Owned Restricted Subsidiaries or its Wholly Owned Regulated Subsidiaries or any combination thereof;

(3)	the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company and customary indemnification arrangements entered into by the Company;

(4)	any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes;

(5)	any sale of shares of Capital Stock (other than Disqualified Stock) of the Company;

(6)	the granting or performance of registration rights under a written agreement and approved by the Board of Directors of the Company, containing customary terms, taken as a whole;

(7)	loans to an Affiliate who is an officer, director or employee of the Company, a Restricted Subsidiary or a Regulated Subsidiary by a Regulated Subsidiary in the ordinary course of business in accordance with Sections 7 and 13(k) of the Exchange Act;

(8)	deposit, checking, banking and brokerage products and services typically offered to our customers on substantially the same terms and conditions as those offered to our customers, or in the case of a Bank Regulated Subsidiary, as otherwise permitted under Regulation O promulgated by the Board of Governors of under the Federal Reserve System;

(9)	any Permitted Investments or any Restricted Payments not prohibited by the “Limitation on restricted payments” covenant; or

(10)	any agreement of a Restricted Subsidiary acquired after the Issue Date in existence at the date such Person becomes a Restricted Subsidiary.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this “Limitation on transactions with shareholders and affiliates” covenant and not covered by clauses (2) through (6) of this paragraph, (a) the aggregate amount of which exceeds $25.0 million in value, must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above and (b) the aggregate amount of which exceeds $50.0 million in value, must be determined to be fair in the manner provided for in clause (1)(B) above.

Limitation on liens

The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the notes and all other amounts due under the indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the notes, prior to) the obligation or liability secured by such Lien. The foregoing limitation does not apply to:

(1)	Liens existing on the Issue Date;

(2)	Liens granted after the Issue Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders;

(3)	Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary or Wholly Owned Regulated Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary or Regulated Subsidiary;

(4)	Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (3) of the second paragraph of the “Limitation on indebtedness and issuances of preferred stock” covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary or Regulated Subsidiary other than the property or assets securing the Indebtedness being refinanced;

(5)	Liens to secure Indebtedness (including Hedging Obligations with respect thereto) in an aggregate amount not to exceed the greater of (x) $300.0 million and (y) an amount equal to the Secured Indebtedness Cap on the date on which such Lien is to be incurred;

(6)	Liens (including extensions and renewals thereof) upon real or personal property acquired after the Issue Date; provided that (a) any such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the “Limitation on indebtedness and issuances of preferred stock” covenant, to finance the cost (including the cost of improvement or construction and fees and expenses related to the acquisition) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within twelve months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

(7)	Liens on cash set aside at the time of the Incurrence of any Indebtedness, or government securities purchased with such cash, in either case to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in a collateral or escrow account or similar arrangement to be applied for such purpose;

(8)	Liens incurred by the Company or a Restricted Subsidiary for the benefit of a Regulated Subsidiary in the ordinary course of business including Liens incurred in the Broker Dealer Regulated Subsidiary’s securities business with respect to obligations that do not exceed $200 million at any one time outstanding and that are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business);

(9)	Liens to secure Indebtedness under clauses (7) (limited to the assets of the Foreign Subsidiary incurring such Indebtedness) and (8) of the “Limitation on indebtedness and issuances of preferred stock” covenant; or

(10)	Permitted Liens.

Limitation on sale-leaseback transactions

The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to, enter into any Sale-Leaseback Transaction involving any of its assets or properties whether now owned or hereafter acquired.

The foregoing restriction does not apply to any Sale-Leaseback Transaction if:

(1)	the lease is for a period, including renewal rights, of not in excess of three years;

(2)	the lease secures or relates to industrial revenue or pollution control bonds;

(3)	the transaction is solely among the Company, its Wholly Owned Restricted Subsidiaries or its Wholly Owned Regulated Subsidiaries or any combination thereof; or

(4)	the Company or such Restricted Subsidiary or Regulated Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the third paragraph of the “Limitation on asset sales” covenant.

Limitation on asset sales

The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (1) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (2) at least 75% of the consideration received consists of (a) cash or Temporary Cash Investments, (b) the assumption of unsubordinated Indebtedness of the Company or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary (in each case, other than Indebtedness owed to the Company), provided that the Company, such Subsidiary Guarantor, such Restricted Subsidiary, as the case may be is irrevocably and unconditionally released from all liability under such Indebtedness or (c) Replacement Assets.

The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to consummate any Regulated Sale unless (1) the consideration received by the Company or such Restricted Subsidiary or Regulated Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (2) at least 75% of the consideration received consists of (a) cash or Temporary Cash Investments, (b) the assumption of unsubordinated Indebtedness of the Company or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary or Regulated Subsidiary (in each case, other than Indebtedness owed to the Company), provided that the Company, such Subsidiary Guarantor, such Restricted Subsidiary or such Regulated Subsidiary, as the case may be is irrevocably and unconditionally released from all liability under such Indebtedness or (c) Replacement Assets.

If and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries (excluding the first $300 million of Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries from Asset Sales and Regulated Sales after the Issue Date) from one or more Asset Sales or Regulated Sales in any period of 12 consecutive months exceed 10% of Consolidated Net Worth (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the SEC or provided to the trustee), then the Company shall or shall cause the relevant Restricted Subsidiary or Regulated Subsidiary to:

(1)	within twelve months after the date Net Cash Proceeds so received exceed 10% of Consolidated Net Worth,

(A)	apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or Indebtedness or to redeem or repurchase Capital Stock, otherwise permitted by the indenture, of any Restricted Subsidiary or Regulated Subsidiary, in each case owing to or owned by a Person other than the Company or any Affiliate of the Company; or

(B)	invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in Replacement Assets; and

(2)	apply (no later than the end of the 12-month period referred to in clause (1)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraphs of this “Limitation on asset sales” covenant.

If and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries from one or more Regulated Sales in any period of 12 consecutive months exceed 10% of Consolidated Net Worth (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the SEC or provided to the trustee), then the Company shall or shall cause the relevant Restricted Subsidiary or Regulated Subsidiary to apply (no later than the end of the 12-month period referred to in clause (1)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraphs of this “Limitation on asset sales” covenant.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute “Excess Proceeds.”

If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this “Limitation on asset sales” covenant totals at least $50 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders (and if required by the terms of any Indebtedness that is pari passu with the notes (“Pari Passu Indebtedness”), from the holders of such Pari Passu Indebtedness) on a pro rata basis an aggregate principal amount of notes (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of their principal amount, plus, in each case, accrued interest (if any) to the Payment Date.

To the extent that the aggregate amount of notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Offer to Purchase is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any other purpose which is permitted by the indenture.

If the aggregate principal amount of notes surrendered by holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the trustee shall select the notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered notes and Pari Passu Indebtedness. Upon completion of such Offer to Purchase, the amount of Excess Proceeds shall be reset to zero.

Limitation on lines of business

The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to, engage in any business other than a Related Business, except to an extent that so doing would not be material to the Company and its Restricted Subsidiaries, taken as a whole.

Repurchase of notes upon a change of control

The Company must commence, within 30 days of the later of (1) the occurrence of a Change of Control, and (2) a Rating Decline, and consummate an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued interest (if any) to the Payment Date; provided that the Company shall not be required to make an Offer to Purchase unless a Rating Decline occurs.

There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time).

The above covenant requiring the Company to repurchase the notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase.

The Company will not be required to make an Offer to Purchase upon the occurrence of a Change of Control, if a third party makes an offer to purchase the notes in the manner, at the times and price and otherwise in compliance with the requirements of the indenture applicable to an Offer to Purchase for a Change of Control and purchases all notes validly tendered and not withdrawn in such offer to purchase.

SEC reports and reports to holders

The Company will deliver to the trustee within 30 days after the filing of the same with the Securities and Exchange Commission, quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Securities and Exchange Commission, to the extent permitted, and provide the trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act, provided that the Company need not file such reports or other information if, and so long as, it would not be required to do so pursuant to Rule 12h-5 under the Exchange Act. The Company will also comply with the other provisions of the TIA, section 314(a).

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Trustee and the Holders if the Company has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

Effectiveness of covenants

The covenants described under “—Limitation on indebtedness and issuances of preferred stock,” “—Limitation on restricted payments,” “—Limitation on dividend and other payment restrictions affecting restricted subsidiaries or regulated subsidiaries” “—Limitation on the issuance and sale of capital stock of restricted subsidiaries or regulated subsidiaries,” “—Future subsidiary guarantees,” “—Limitation on transactions with shareholders and affiliates,” “—Limitation on sale-leaseback transactions,” “—Limitation on asset sales,” “—SEC reports and reports to holders,” and “—Limitation on lines of business,” (collectively, the “Terminated Covenants”) will no longer be in effect upon the Company attaining Investment Grade Status. The Terminated Covenants will not be reinstated regardless of whether the Company’s credit rating is subsequently downgraded from Investment Grade Status.

Events of default

The following events will be defined as “Events of default” in the indenture:

(a)	default in the payment of principal of (or premium, if any, on) any note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b)	default in the payment of interest on any note when the same becomes due and payable, and such default continues for a period of 30 days;

(c)	default in the performance or breach of the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure by the Company to make or consummate an Offer to Purchase in accordance with the “Limitation on asset sales” or “Repurchase of notes upon a change of control” covenant;

(d)	the Company or any Subsidiary Guarantor defaults in the performance of or breaches any other covenant or agreement in the indenture or under the notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days (or, in the case of a failure to comply with its agreement to deliver reports to the trustee or holders of the notes as described under “SEC reports and reports to holders,” 60 consecutive days) after written notice by the trustee or the Holders of 25% or more in aggregate principal amount of the notes;

(e)	there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $30 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 45 days of such acceleration or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended;

(f)	any final judgment or order (not covered by insurance), that is non-appealable, for the payment of money in excess of $30 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid, stayed or discharged, and there shall be any period of 45 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $30 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g)	a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(h)	the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors;

(i)	failure by any Broker Dealer Regulated Subsidiary that is a Significant Subsidiary to meet the minimum capital requirements imposed by applicable regulatory authorities, and such condition continues for a period of 30 days after the Company or such Broker Dealer Regulated Subsidiary first becomes aware of such failure;

(j)	failure by any Bank Regulated Subsidiary that is a Significant Subsidiary to be at least “adequately capitalized,” as defined in regulations of applicable regulatory authorities; provided that an Event of Default under this clause (j) shall not have occurred until (x) 45 days from the time that such Bank Regulated Subsidiary has notice or is deemed to have notice of such failure unless a capital restoration plan has been filed the with OTS or OCC within that time (y) the expiration of a 90-day period commencing on the earlier the date of initial submission of a capital restoration plan to the OTS or OCC (unless such capital plan is approved by the OTS or OCC before the expiration of such 90-day period or, if the OTS or OCC has notified us that it needs additional time to determine whether to approve such capital plan, in which case such 90-day period shall be extended until the OTS or OCC determines whether to approve such capital plan, such capital plan is approved by the OTS or OCC upon the expiration of such extended period);

(k)	if the Company or any Subsidiary that holds Capital Stock of a Broker Dealer Regulated Subsidiary that is a Significant Subsidiary shall become ineligible to hold such Capital Stock by reason of a statutory disqualification or otherwise;

(l)	the Commission shall revoke the registration of any Broker Dealer Regulated Subsidiary that is a Significant Subsidiary as a broker-dealer under the Exchange Act or any such Broker Dealer Regulated Subsidiary shall fail to maintain such registration;

(m)	the Examining Authority (as defined in Rule 15c3-1) for any Broker Dealer Regulated Subsidiary that is a Significant Subsidiary shall suspend (and shall not reinstate within 10 days) or shall revoke such Broker Dealer Regulated Subsidiary’s status as a member organization thereof;

(n)	the occurrence of any event of acceleration in a subordination agreement, as defined in Appendix D to Rule 15c3-1 of the Exchange Act, to which the Company or any Broker Dealer Regulated Subsidiary that is a Significant Subsidiary is a party; or

(o)	any Subsidiary Guarantor that is a Significant Subsidiary repudiates its obligations under its Note Guarantee or, except as permitted by the indenture, any Note Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect.

If an Event of Default (other than an Event of Default specified in clause (g) or (h) above that occurs with respect to the Company or any Subsidiary Guarantor) occurs and is continuing under the indenture, the trustee or the Holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to the Company (and to the trustee if such notice is given by the Holders), may, and the trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding notes by written notice to the Company and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “—Modification and waiver.”

The Holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of Holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of notes. A Holder may not pursue any remedy with respect to the indenture or the notes unless:

(1)	the Holder gives the trustee written notice of a continuing Event of Default;

(2)	the Holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

(3)	such Holder or Holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

(4)	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)	during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the Holder.

The trustee shall, within 90 days of the occurrence of a default, give to the Holders of the notes notice of all uncured defaults known to it, but the trustee may withhold such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such Holders, except in the case of a default in the payment of the principal of or interest on any of the notes.

Officers of the Company must certify to the trustee, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and Regulated Subsidiaries and the Company’s and its Restricted Subsidiaries’ and its Regulated Subsidiaries’ performance under the indenture and that, to their knowledge, the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

Consolidation, merger and sale of assets

The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into it unless:

(1)	it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets of (the “Surviving Person”) shall be an entity organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of the Company’s obligations under the indenture and the notes; provided, that if such continuing Person or Person shall not be a corporation, such entity shall organize or have a wholly-owned Subsidiary in the form of a corporation organized and validly existing under the laws of the United States or any jurisdiction thereof, and shall cause such corporation to expressly assume, as a party to the supplemental indenture referenced above, as a co-obligor, each of such continuing Person or Person’s obligations under the indenture and the notes;

(2)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction on a pro forma basis the Company or the Surviving Person, as the case may be, (i) could Incur at least $1.00 of Indebtedness under the first paragraph of the “Limitation on indebtedness and issuances of preferred stock” covenant or (ii) the Company’s or Surviving Person’s Consolidated Fixed Charge Coverage Ratio would be greater than or equal to such ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction;

(4)	it delivers to the trustee an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clause (3)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; and

(5)	each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which the Company has entered into a transaction under this “Consolidation, merger and sale of assets” section, shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of the Company or the Surviving Person in accordance with the notes and the indenture;

provided, however, that clause (3) above does not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of organization or convert the form of organization of the Company to another form, and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Defeasance

Defeasance and discharge

The indenture will provide that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the notes on the 91st day after the deposit referred to below, and the provisions of the indenture will no longer be in effect with respect to the notes (except for, among other matters, certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(A)	the Company has deposited with the trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the notes;

(B)	the Company has delivered to the trustee (1) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of its option under this “Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Issue Date such that a ruling is no longer required or (y) a ruling directed to the trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (2) an Opinion of Counsel to the effect that the defeasance trust is not required to register as an investment company under the Investment Company Act of 1940 and, after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, and

(C)	immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

Defeasance of certain covenants and certain Events of default

The indenture further will provide that its provisions will no longer be in effect with respect to clause (3) under “Consolidation, merger and sale of assets” and all the covenants described herein under “Covenants,” clause (c) under “Events of default” with respect to such clause (3) under “Consolidation, merger and sale of assets,” clause (d) under “Events of default” with respect to such other covenants and clauses (e) and (f) under “Events of default” shall be deemed not to be Events of Default upon, among other things, the deposit with the trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the notes, the satisfaction of the provisions described in clauses (B)(2) and (C) of the preceding paragraph and the delivery by the Company to the trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Defeasance and certain other Events of default

If the Company exercises its option to omit compliance with certain covenants and provisions of the indenture with respect to the notes as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments, and any Subsidiary Guarantor’s Note Guarantee with respect to such payments will remain in effect.

Satisfaction and discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder when:

(1)	either:

(a)	all notes that have been authenticated and delivered (other than destroyed, lost or stolen notes that have been replaced, notes that are paid and notes for whose payment money or securities have theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the trustee for cancellation and the Company has paid all sums payable under such indenture; or

(b)	all notes mature within one year or are to be called for redemption within one year and the Company has irrevocably deposited with the trustee, as trust funds in trust solely for the benefit of the holders, money or U.S. Government Obligations sufficient, without consideration of any reinvestment of interest, to pay principal, premium, if any, and accrued interest on the notes to the date of maturity or redemption and all other sums payable under such indenture;

(2)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit and such deposit will not result in a breach or violation of, or constitute a default under such indenture or any other instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound; and

(3)	the Company has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at maturity or the redemption date, as applicable.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Modification and waiver

The indenture may be amended or supplemented, without the consent of any Holder, to:

(1)	cure any ambiguity, defect or inconsistency in the indenture, provided that such amendments or supplements shall not, in the good faith opinion of the Board of Directors of the Company as evidenced by a board resolution, adversely affect the interest of the holders in any material respect;

(2)	comply with the provisions described under “Consolidation, merger and sale of assets” or “Future subsidiary guarantees”;

(3)	comply with any requirements of the Securities and Exchange Commission in connection with the qualification of the indenture under the TIA;

(4)	evidence and provide for the acceptance of appointment by a successor trustee;

(5)	make any change that, in the good faith opinion of the Board of Directors as evidenced by a Board Resolution, does not materially and adversely affect the rights of any Holder;

(6)	to provide for uncertificated notes in addition to or in place of certificated notes;

(7)	to provide for the issuance of additional notes in accordance with the indenture;

(8)	add or release Guarantees with respect to the notes in accordance with the applicable provisions of the indenture;

(9)	secure the notes; or

(10)	to conform any provision contained in the indenture to this “Description of the notes.”

Modifications and amendments of the indenture may be made by the Company and the trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of interest on, any note;

(2)	reduce the principal amount of, or premium, if any, or interest on, any note;

(3)	change the optional redemption price of the notes from that stated under the caption “Optional redemption”;

(4)	change the place or currency of payment of principal of, or premium, if any, or interest on, any note;

(5)	impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any note;

(6)	waive a default in the payment of principal of, premium, if any, or interest on the notes or modify any provision of the indenture relating to modification or amendment thereof;

(7)	reduce the above-stated percentage of outstanding notes, the consent of whose holders is necessary to modify or amend the applicable indenture;

(8)	release any Subsidiary Guarantor from its Note Guarantee, except as provided in the indenture; or

(9)	reduce the percentage or aggregate principal amount of outstanding notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

No personal liability of incorporators, stockholders, officers, directors, or employees

No recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee, manager, partner, equityholder or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

The trustee

Except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the TIA, incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Book-entry; delivery and form

The notes initially will be represented by one or more global notes in registered, global form without interest coupons. The global notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company, also referred to as DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the global notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of book-entry notes for certificated notes.” In addition, transfer of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depositary procedures

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants.

DTC has also advised the Company that, pursuant to procedures established by it,

(1)	upon deposit of the global notes, DTC will credit the accounts of participants designated by the beneficiaries with portions of the principal amount of the global notes; and

(2)	ownership of such interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

All interests in a global note may be subject to the procedures and requirements of DTC.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

Payments in respect of the principal of (and premium, if any) and interest on a global note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the indentures. Under the terms of the indenture, the Company and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company, the placement agents, the trustee nor any agent of the Company, the placement agents or the trustee has or will have any responsibility or liability for (1) any aspect or accuracy of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership or (2) any other matter relating to the actions and practices of DTC or any of the participants or the indirect participants.

The Company understands that DTC’s current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the trustee or the Company. None of the Company nor the trustee will be liable for any delay by DTC or any of the participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the global notes for all purposes.

Interests in the global notes will trade in DTC’s same-day funds settlement system and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the participants.

The Company understands that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants in whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount at maturity of the notes as to which such participant or participants has or have given such direction. However, if any of the events described under “Exchange of book-entry notes for certificated notes” occurs, DTC reserves the right to exchange the global notes for notes in certificated form and to distribute such notes to its participants.

The information in this section concerning DTC, and its book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global note among DTC participants, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the trustee nor any agent of the Company or the trustee will have any responsibility for the performance by DTC or its direct or indirect DTC participants of their obligations under the rules and procedures governing their operations.

Exchange of book-entry notes for certificated notes

A global note is exchangeable for definitive notes in registered certificated form if:

(1)	DTC (A) notifies the Company that it is unwilling or unable to continue as depository for the global note and the Company thereupon fails to appoint a successor depository or (B) has ceased to be a clearing agency registered under the Exchange Act; or

(2)	there shall have occurred and be continuing a Default or an Event of Default with respect to the notes.

In all the above cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Definitions

Set forth below are defined terms used in the covenants and other provisions of the indenture. Reference is made to the indenture for other capitalized terms used in this “Description of the notes” for which no definition is provided.

“2011 Indenture” means the Indenture dated as of July 8, 2004, between the Company and The Bank of New York Mellon, as Trustee, as amended or supplemented from time to time.

“2011 Notes” means 8% Senior Notes due 2011 issued by the Company pursuant to the 2011 Indenture, together with any exchange notes issued therefor, in each case, to the extent outstanding on the Issue Date.

“2013 Indenture” means the Indenture dated as of September 19, 2005, between the Company and The Bank of New York Mellon, as Trustee, as amended or supplemented from time to time.

“2013 Notes” means 7-3/8% Senior Notes due 2013 issued by the Company pursuant to the 2013 Indenture, to the extent outstanding on the Issue Date.

“2015 Indenture” means the Indenture dated as of November 22, 2005 between the Company and The Bank of New York Mellon, as trustee, as amended and supplemented from time to time.

“2015 Notes” means the 7-7/8% Senior Notes due 2015 issued pursuant to the 2015 Indenture, to the extent outstanding on the Issue Date.

“2017 Indenture” means the Indenture dated as of November 29, 2007 between the Company and The Bank of New York Mellon, as trustee, as amended or supplemented from time to time.

“2017 Notes” means the 12.5% Springing Lien Notes due 2017 issued pursuant to the 2017 Indenture, to the extent outstanding on the Issue Date (plus Capitalized Interest (as defined in the 2017 Indenture) on such 12.5% Springing Lien Notes due 2017).

“2019 Indenture” means the Indenture dated as of August 25, 2009 between the Company and The Bank of New York Mellon, as trustee, as amended or supplemented from time to time.

“2019 Notes” means the Class A Convertible Debentures due 2019 and the Class B Convertible Debentures due 2019, in each case issued pursuant to the 2019 Indenture, in each case to the extent outstanding on the Closing Date.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or Indebtedness of a Restricted Subsidiary assumed in connection with an Asset Acquisition by such Restricted Subsidiary; provided such Indebtedness was not Incurred in connection with or in contemplation of such Person becoming a Restricted Subsidiary or such Asset Acquisition.

“Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries and Regulated Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

(1)	the net income (or loss) of any Person that is not a Restricted Subsidiary or Regulated Subsidiary, except that the Company’s equity in the net income of any such Person for such period (to the extent not otherwise excluded pursuant to clauses (2) through (6) below) will be included up to the aggregate amount of cash actually distributed by such Person during such period to the Company or to its Restricted Subsidiaries or Regulated Subsidiaries (less minority interest therein) as a dividend or other distribution;

(2)	the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or Regulated Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries;

(3)	the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(4)	the net income of any Regulated Subsidiary (x) to the extent that the declaration or payment of dividends or similar distributions by such Regulated Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement or instrument with a Person, other than such Regulated Subsidiaries applicable regulatory authorities, or any judgment or decree applicable to such Regulated Subsidiary (y) other than to the extent that such Regulated Subsidiary reasonably believes, in good faith, that such net income could be distributed, declared or paid as a dividend or similar distribution without causing such Regulated Subsidiary to fail to be at least “adequately capitalized” as defined in the regulations of applicable regulatory authorities, or to meet minimum capital requirements imposed by applicable regulatory authorities;

(5)	any gains or losses (on an after-tax basis) attributable to Asset Sales or Regulated Sales;

(6)	solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (D) of the first paragraph of the “Limitation on restricted payments” covenant, any amount paid or accrued as dividends on Preferred Stock of the Company owned by Persons other than the Company and any of its Restricted Subsidiaries and Regulated Subsidiaries;

(7)	all extraordinary gains and, solely for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, extraordinary losses;

(8)	the cumulative effect of changes in accounting principles; and

(9)	the net after-tax effect of impairment charges related to goodwill and other intangible assets.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of:

(1)	1% of the then outstanding principal amount of the note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the principal amount of such note plus (ii) all required interest payments due on the note through the maturity date of the notes (in each case not including any portion of such interest payments accrued and unpaid as of the date of redemption), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of the note.

“Asset Acquisition” means (1) an investment by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or a Regulated Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries; provided that such Person’s primary business is a Related Business or (2) an acquisition by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries that constitute substantially all of a division or line of business of such Person that is a Related Business.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or Sale-Leaseback Transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries of:

(1)	all or any of the Capital Stock of any Restricted Subsidiary;

(2)	all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries; or

(3)	any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the indenture applicable to mergers, consolidations and sales of assets of the Company; provided that “Asset Sale” shall not include:

(a)	sales or other dispositions of Investment Securities, inventory, receivables and other current assets;

(b)	sales, transfers or other dispositions of assets constituting a Permitted Investment or Restricted Payment permitted to be made under the “Limitation on restricted payments” covenant;

(c)	sales, transfers or other dispositions of assets with a fair market value not in excess of $5.0 million in any transaction or series of related transactions;

(d)	any sale, transfer, assignment or other disposition of any property equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with, or no longer used in connection with, the business of the Company or its Restricted Subsidiaries;

(e)	an issuance of Capital Stock by a Restricted Subsidiary or the sale, transfer or other disposition by the Company or a Restricted Subsidiary of the Capital Stock of a Restricted Subsidiary or Regulated Subsidiary, in each case to the Company, a Wholly Owned Restricted Subsidiary or a Wholly Owned Regulated Subsidiary;

(f)	the licensing, sublicensing, lease, assignment or sublease of any real or personal property in the ordinary course of business; or

(g)	Permitted Liens, or foreclosure on assets as a result of Liens permitted under the “Limitation on liens” covenant.

“Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Board of Directors” means, with respect to any Person, the Board of Directors of such Person or any duly authorized committee of such Board of Directors, or any other group performing comparable functions.

“Bank Regulated Subsidiary” means (i) ETB Holdings, Inc. (provided that such entity is a savings and loan holding company, as defined under the Home Owners’ Loan Act, as amended, or a bank holding company, as defined under the Bank Holding Company Act, as amended, but in no event shall such entity mean, or include, the Company), (ii) any direct or indirect insured depository institution subsidiary of the Company that is regulated by foreign, federal or state banking regulators, including, without limitation, the OTS, the OCC, the FDIC and the Federal Reserve or (iii) any Subsidiary of a Bank Regulated Subsidiary all of the Common Stock of which is owned by such Bank Regulated Subsidiary and the sole purpose of which is to issue trust preferred or similar securities where the proceeds of the sale of such securities are invested in such Bank Regulated Subsidiary and where such proceeds would be treated as Tier I capital were such Bank Regulated Subsidiary a bank holding company regulated by the Board of Governors of the Federal Reserve System.

“Broker Dealer Regulated Subsidiary” means any direct or indirect subsidiary of the Company that is registered as a broker dealer pursuant to Section 15 of the Exchange Act or that is regulated as a broker dealer or underwriter under any foreign securities law.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Issue Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease.

“Change of Control” means such time as:

(1)	a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company on a fully diluted basis;

(2)	individuals who on the Issue Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company’s stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or

(3)	the consummation of any merger or business combination if, after such transaction, holders of the Company’s Voting Stock before the transaction do not hold a majority of the voting power of the Company’s Voting Stock immediately after the transaction.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s equity, other than Preferred Stock of such Person, whether outstanding on the Issue Date or issued thereafter, including, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

(1)	Consolidated Interest Expense;

(2)	income taxes;

(3)	depreciation expense;

(4)	amortization expense; and

(5)	all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company, its Restricted Subsidiaries and its Regulated Subsidiaries in conformity with GAAP;

provided that, if any Restricted Subsidiary or Regulated Subsidiary is not a Wholly Owned Restricted Subsidiary, or Wholly Owned Regulated Subsidiary, as the case may be, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary or Regulated Subsidiary multiplied by (B) the percentage of Common Stock of such Restricted Subsidiary or Regulated Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries or any of its Wholly Owned Regulated Subsidiaries.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the most recent four full fiscal quarters (the “Four Quarter Period”), for which financial statements are available, ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”), to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, Consolidated EBITDA and Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)	the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries or Regulated Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2)	any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries or Regulated Subsidiaries (including any Person who becomes a Restricted Subsidiary or Regulated Subsidiaries as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

If such Person or any of its Restricted Subsidiaries or Regulated Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating “Consolidated Fixed Charges”:

(1)	interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2)	if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3)	notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of (1) Consolidated Interest Expense, plus (2) the product of (A) the amount of all dividend payments on any series of Preferred Stock of such Person (other than (x) dividends paid in Qualified Capital Stock and (y) dividends on the Preferred Stock, the net proceeds of which will be used for the Distribution, to the extent they are paid in kind or accrete, except to the extent they constitute Disqualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation of the type described under clause (4) of the definition of “Indebtedness”, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; Indebtedness that is Guaranteed or secured by the Company, any of its Restricted Subsidiaries, or any of its Regulated Subsidiaries), and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company, its Restricted Subsidiaries and its Regulated Subsidiaries during such period; excluding, however, (1) any amount of such interest of any Restricted Subsidiary or Regulated Subsidiary if the net income of such Restricted Subsidiary or Regulated Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) or (4) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary or Regulated Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) or (4) of the definition thereof) and (2) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the 2011 Notes, the 2013 Notes, 2015 Notes, 2017 Notes or 2019 Notes or the notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP, and (3) interest payments on trust preferred or similar securities issued by a Regulated Subsidiary to the extent the proceeds of the sale of such securities are invested in a Regulated Subsidiary.

“Consolidated Net Worth” means, at any date of determination, stockholders’ equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries and Regulated Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), plus, to the extent not included, any Preferred Stock of the Company, less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

“Credit Facility” means a credit facility of, or Guaranteed by, the Company and used by the Company, its Restricted Subsidiaries or its Regulated Subsidiaries for working capital and other general corporate purposes together with the related documents (including, without limitation, any guarantee agreements and security documents), as such agreements may be amended (including any amendment and restatement), supplemented, replaced or otherwise modified from time to time.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to a date that is 91 days following the Stated Maturity of the notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “Limitation on asset sales” and “Repurchase of notes upon a change of control” covenants and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such notes as are required to be repurchased pursuant to the “Limitation on asset sales” and “Repurchase of notes upon a change of control” covenants.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company with total assets as determined under GAAP of at least $100,000, as set forth on the most recently available quarterly or annual consolidated balance sheet of such Restricted Subsidiary other than a Restricted Subsidiary that is (1) a Foreign Subsidiary or (2) a Subsidiary of any such Foreign Subsidiary.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy which, if determined by the Board of Directors as evidenced by a Board Resolution, shall be conclusively determined.

“FDIC” means the Federal Deposit Insurance Corporation.

“Foreign Subsidiary” means any Subsidiary of the Company that is an entity which is a controlled foreign corporation under Section 957 of the Internal Revenue Code or any subsidiary that is otherwise organized under the laws of a jurisdiction other than the United States, any state thereof, or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the indenture shall be made without giving effect to (1) the amortization of any expenses incurred in connection with the offering of the notes and (2) except as otherwise provided, the amortization or writedown of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17 and Statement of Financial Accounting Standards No. 142.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, letters of credit issued by a Bank Regulated Subsidiary in the ordinary course of its business or STAMP or other signature guarantees made by a Regulated Subsidiary in the ordinary course of its business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” means, with respect to any Person, the obligations of such person under (i) currency exchange, interest rate, commodity, credit or equity swap, forward or futures agreements, currency exchange, interest rate, commodity, credit or equity cap agreements, currency exchange, interest rate, commodity, credit or equity collar agreements, or currency exchange, interest rate, commodity, credit or equity puts or calls, and (ii) other agreements or arrangements designed to protect such Person, directly or indirectly, against fluctuations in currency exchange, interest rate, commodity or equity prices.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)	all indebtedness of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding letters of credit issued by such

Person and excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

(4)	all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is recorded as a liability under GAAP and due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5)	all Capitalized Lease Obligations;

(6)	all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

(7)	all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

(8)	Acquired Indebtedness;

(9)	to the extent not otherwise included in this definition, net obligations under Hedging Obligations (other than Hedging Obligations not entered into for speculative investment purposes and designed to protect the Company or its Restricted Subsidiaries or Regulated Subsidiaries against fluctuations in commodity prices, equity prices, foreign currency exchange rates or interest rates and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in commodity prices, foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder); and

(10)	all obligations to redeem or repurchase Preferred Stock issued by such Person, other than PIK Preferred Stock,

provided that Indebtedness shall not include:

(a)	obligations arising from products and services offered by Bank Regulated Subsidiaries or Broker Dealer Regulated Subsidiaries in the ordinary course including, but not limited to, deposits, CDs, prepaid forward contracts, swaps, exchangeable debt securities, foreign currency purchases or sales and letters of credit;

(b)	indebtedness or other obligations incurred in the ordinary course arising from margin lending, Stock Loan activities or foreign currency settlement obligations of a Broker Dealer Regulated Subsidiary;

(c)	indebtedness of the Company or any Restricted Subsidiary represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(d)	Purchase Money Indebtedness of the Company or any Restricted Subsidiary not to exceed at any one time outstanding 5% of Consolidated Net Worth;

(e)	indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(f)	indebtedness Incurred by Professional Path, Inc. in the ordinary course of its proprietary trading activities in an amount not to exceed at any one time outstanding of $5 million;

(g)	advances from the Federal Home Loan Bank, Federal Reserve Bank (or similar institution), repurchase and reverse repurchase agreements relating to Investment Securities, medium term notes, treasury tax and loan balances, special direct investment balances, bank notes, commercial paper, term investment option balances, brokered certificates of deposit, dollar rolls, and fed funds purchased, in each case incurred in the ordinary course of a Regulated Subsidiary’s business;

(h)	Indebtedness Incurred by a Regulated Subsidiary and Guaranteed by the Company (i)(A) the proceeds of which are used to satisfy applicable minimum capital requirements imposed by applicable regulatory authorities of such Regulated Subsidiary and (B) where the provision of such Guarantee by the Company is required by the applicable regulatory authority or (ii) where the provision of such Guarantee by the Company is required by a bank, clearing house or other market participant in connection with the ordinary course of a Broker Dealer Regulated Subsidiary’s business. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided

(A)	that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP,

(B)	that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest and

(C)	that Indebtedness shall not include:

(x) any liability for federal, state, local or other taxes,

(y) performance, surety or appeal bonds provided in the ordinary course of business or

(z) agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition.

“Insurance Regulated Subsidiary” means any Subsidiary which conducts an insurance business such that it is regulated by any supervisory agency, state insurance department other state, federal or foreign insurance regulatory body or the National Association of Insurance Commissioners.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding Investment Securities, advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or as a Regulated Subsidiary and (2) the retention of the Capital Stock (or any other Investment) by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) or (4) of the “Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries” covenant. For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on restricted payments” covenant, (a) the amount of or a reduction in an Investment shall be equal to the fair market value thereof at the time such Investment is made or reduced and (b) in the event the Company or a Restricted Subsidiary makes an Investment by transferring assets to any Person and as part of such transaction receives Net Cash Proceeds, the amount of such Investment shall be the fair market value of the assets less the amount of Net Cash Proceeds so received, provided the Net Cash Proceeds are applied in accordance with clause (A) or (B) of the “Limitation on asset sales” covenant.

“Investment Grade Status” shall occur when the notes receive a rating of “BBB-” or higher from S&P or a rating of “Baa3” or higher from Moody’s.

“Investment Securities” means marketable securities of a Person (other than an Affiliate or joint venture of the Company or any Restricted Subsidiary or any Regulated Subsidiary), mortgages, credit card and other loan receivables, futures contracts on marketable securities, interest rates and foreign currencies used for the hedging of marketable securities, mortgages or credit card and other loan receivables purchased, borrowed, sold, loaned or pledged by such Person in the ordinary course of its business.

“Issue Date” means the date the notes offered by this prospectus supplement are issued.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means:

(a)	with respect to any Asset Sale or Regulated Sale, the proceeds of such Asset Sale or Regulated Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

(1)	brokerage commissions and other fees and expenses (including attorney’s fees, accountants’ fees, underwriters’, placement agents’ and other investment bankers’ fees, commissions and consultant fees) related to such Asset Sale or Regulated Sale;

(2)	provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale or Regulated Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, together with any actual distributions to shareholders of the type contemplated under clause (b)(9) under the covenant entitled “Limitation on restricted payments” with respect to the taxable income relating to such Asset Sale or Regulated Sale;

(3)	payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale or Regulated Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale and

(4)	appropriate amounts to be provided by the Company, any Restricted Subsidiary or any Regulated Subsidiary as a reserve against any liabilities associated with such Asset Sale or Regulated Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale or Regulated Sale, all as determined in conformity with GAAP; and

(b)	with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“OCC” means the United States Office of the Comptroller of the Currency.

“Offer to Purchase” means an offer to purchase notes by the Company from the Holders commenced by mailing a notice to the trustee and each Holder stating:

(1)	the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;

(2)	the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”);

(3)	that any note not tendered will continue to accrue interest pursuant to its terms;

(4)	that, unless the Company defaults in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5)	that Holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(6)	that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of notes delivered for purchase and a statement that such Holder is withdrawing his election to have such notes purchased; and

(7)	that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $2,000 or multiples of $1,000.

On the Payment Date, the Company shall (a) accept for payment on a pro rata basis notes or portions thereof tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the trustee all notes or portions thereof so accepted together with an Officers’ Certificate specifying the notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of notes so accepted payment in an amount equal to the purchase price, and the trustee shall promptly authenticate and mail to such Holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided that each new note issued shall be in a principal amount of $2,000 or multiples of $1,000. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, if the Company is required to repurchase notes pursuant to an Offer to Purchase.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the trustee, that meets the requirements of the indenture.

“OTS” means the Office of Thrift Supervision.

“Permitted Investment” means:

(1)	an Investment in the Company or a Restricted Subsidiary or a Regulated Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or Regulated Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary or Regulated Subsidiary; provided that such person’s primary business is a Related Business on the date of such Investment;

(2)	Temporary Cash Investments and Investment Securities;

(3)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(4)	stock, obligations or securities received in satisfaction of judgments;

(5)	an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

(6)	Hedging Obligations not entered into for speculative investment purposes and designed to protect the Company or its Restricted Subsidiaries or Regulated Subsidiaries against fluctuations in commodity prices, securities prices, foreign currency exchange rates or interest rates; and

(7)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the “Limitation on asset sales” covenant.

“Permitted Liens” means:

(1)	Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(2)	statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens (including a lender’s unexercised rights of set-off) arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(3)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(4)	Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(5)	easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(6)	leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

(7)	Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

(8)	any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

(9)	Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(10)	Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired;

(11)	Liens in favor of the Company or any Restricted Subsidiary;

(12)	Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default;

(13)	Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(14)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(15)	Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations not entered into for speculative investment purposes and designed to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities or securities;

(16)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Issue Date;

(17)	Liens on shares of Capital Stock of any Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary; and

(18)	Liens on or sales of receivables or mortgages.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“PIK Preferred Stock” means Preferred Stock the terms of which do not permit the declaration or payment of any dividend or other distribution thereon or with respect thereto, or the redemption or conversion thereof, in each such case prior to the payment in full of the Company’s obligations under the notes.

“Purchase Money Indebtedness” means indebtedness (1) incurred to finance the cost (including the cost of improvement or construction and fees and expenses related to the acquisition) of real or personal property acquired after the Issue Date, provided that (a) the amount of such indebtedness does not exceed 100% of such cost, and (b) such indebtedness is incurred prior to, at the time of, or within twelve months after the later of the acquisition, the completion of construction or the commencement of full operation of such property; or (2) issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Purchase Money Indebtedness and any refinancings or refundings thereof in accordance with clause (a)(3) of the covenant described under “Covenants—Limitation on indebtedness and issuances of preferred stock”. The term “Indebtedness” for purposes of clause (a)(3) of the covenant described under “Covenants—Limitation on indebtedness and issuances of preferred stock” and clauses (4), (6), (7) and (9) of the second paragraph of the covenant described under “Covenants—Limitation on liens” shall be deemed to include “Purchase Money Indebtedness.”

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Rating Agency” means any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act.

“Rating Category” means (i) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and – for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in rating from BB+ to BB, as well as from BB– to B+, will constitute a decrease of one gradation).

“Rating Decline” means (i) a decrease of one or more gradations (including gradations within Rating Categories as well as between Rating Categories) in the rating of the notes by both Moody’s and S&P or (ii) a withdrawal of the rating of the notes by Moody’s and S&P, in each case, directly as a result of a Change of Control; provided, however, that such decrease or withdrawal occurs on, or within 30 days following, the date of public notice of the occurrence of a Change of Control or of the intention by the Company, or a stockholder of the Company, as applicable, to effect a Change of Control, which period shall be extended so long as the rating of the notes relating to the Change of Control as noted by the Rating Agency is under publicly announced consideration for downgrade by the applicable Rating Agency.

“Regulated Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or Sale-Leaseback Transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries of:

(1)	all or any of the Common Stock of any Regulated Subsidiary that constitutes a Significant Subsidiary, or

(2)	all or substantially all of the property and assets of an operating unit or business of any Regulated Subsidiary that constitutes a Significant Subsidiary, in each case, that is not governed by the provisions of the indenture applicable to mergers, consolidations and sales of assets of the Company; provided that “Regulated Sale” shall not include an issuance, sale, transfer or other disposition of Capital Stock by a Regulated Subsidiary to the Company, a Wholly Owned Restricted Subsidiary or a Wholly Owned Regulated Subsidiary.

“Regulated Subsidiary” means a Broker Dealer Regulated Subsidiary, a Bank Regulated Subsidiary or an Insurance Regulated Subsidiary or any other Subsidiary subject to minimum capital requirements or other similar material regulatory requirements imposed by applicable regulatory authorities.

“Related Business” means any financial services business which is the same as or ancillary or complementary to any business of the Company and its Restricted Subsidiaries and Regulated Subsidiaries that is being conducted on the Issue Date, including, but not limited to, activities under Section 4(k) of the Bank Holding Company Act, as amended, or Section 10 of the Home Owners’ Loan Act, as amended, broker-dealer services, insurance, investment advisory services, specialist and other market making activities, trust services, underwriting and the creation of and offers and sales of interests in mutual funds.

“Replacement Assets” means, on any date, property or assets (other than cash or Temporary Cash Investments) of a nature or type or that are used in a business (or an Investment in a company having property or assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries and its Regulated Subsidiaries existing on such date.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary, or a Regulated Subsidiary.

“Sale-Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person sells or transfers property and then or thereafter leases such property or any substantial part thereof which such Person intends to use for substantially the same purpose or purposes as the property sold or transferred, provided that for purposes of this definition, “property” shall not include Investment Securities.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, and its successors.

“Secured Indebtedness Cap” means, on any date, an amount equal to 1.0 times the Consolidated EBITDA of the Company for the most recently ended Four Quarter Period for which financial statements are available immediately preceding such date. For purposes of making the computation referred to above, Consolidated EBITDA shall be calculated after giving effect on a pro forma basis for the period of such calculation to any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries or Regulated Subsidiaries (including any Person who becomes a Restricted Subsidiary or Regulated Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the date of such calculation, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

“Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (1) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

“Stated Maturity” means, (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Stock Loan” means a “Loan” as used in the Master Securities Loan Agreement published from time to time by the Bond Market Association.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“Subsidiary Guarantor” means any Domestic Subsidiary which provides a Note Guarantee of the Company’s obligations under the indenture and the notes pursuant to the “Future subsidiary guarantees.”

“Temporary Cash Investment” means any of the following:

(1)	direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, in each case maturing within two years unless such obligations are deposited by the Company (x) to defease any Indebtedness or (y) in a collateral or escrow account or similar arrangement to prefund the payment of interest on any indebtedness;

(2)	demand deposits, time deposit accounts, bankers acceptances, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company (i) has capital, surplus and undivided profits aggregating in excess of $100 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as such term is defined in Section 3(a)(62) of the Exchange Act) or (ii) is a money market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;

(4)	commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(5)	securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s;

(6)	Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(7)	any mutual fund that has at least 95% of its assets continuously invested in investments of the types described in clauses (1) through (6) above.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days (but not more than five Business Days) prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to the maturity date of the notes; provided, however, that if the period from the redemption date to the maturity date of the notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to the maturity date of the notes is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary or Regulated Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on restricted payments” covenant and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the “Limitation on Indebtedness and Issuance of Preferred Stock” and “Limitation on restricted payments” covenants. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the indenture. Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership all of the outstanding Capital Stock of such Subsidiary by such Person or one or more Wholly Owned Subsidiaries of such Person.

Material U.S. federal income tax consequences

The following are the material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion only applies to notes that are:

•

purchased by those initial holders who purchase such notes in this offering at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances, including alternative minimum tax consequences and tax consequences applicable to holders subject to special rules, such as:

•	tax-exempt organizations;

•	traders in securities that elect the mark-to-market method of accounting for their securities;

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding notes as part of a hedge, straddle or other integrated transaction for U.S. federal income tax purposes, or persons entering into a constructive sale with respect to the notes;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	U.S. expatriates; or

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding the notes are urged to consult their own tax advisors.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, in each case as in effect on the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Potential contingent payment debt treatment

Under certain circumstances, E*TRADE may pay holders amounts in excess of the stated interest and principal payable on the notes or may pay amounts prior to the normally scheduled payment dates. For instance, upon the occurrence of a Change of Control in which there has been a ratings decline, E*TRADE would generally be required to repurchase the notes at 101% of their principal amount plus accrued and unpaid interest, as described under “Description of the notes—Repurchase of Notes upon a Change of Control.” Although the issue is not free from doubt, E*TRADE intends to take the position that the possibility of such payments does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. E*TRADE’s position is not binding on the Internal Revenue Service (the “IRS”). If the IRS successfully takes a contrary position, holders would be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. Furthermore, holders would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. U.S. Holders should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Tax consequences to U.S. holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

•	The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Payments of interest

Interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for federal income tax purposes.

Sale, exchange, redemption or other disposition of the notes

Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other taxable disposition and the U.S. Holder’s tax basis in the note. A U.S. Holder’s tax basis in a note will, in general, be the U.S. Holder’s cost therefor. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “—Payments of Interest” above.

Gain or loss realized on the sale, exchange, redemption or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or other taxable disposition the note has been held by the U.S. Holder for more than one year. Long-term capital gain recognized by noncorporate U.S. Holders (including individuals) is generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition (including a retirement or redemption) of the notes other than with respect to certain exempt recipients. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax consequences to non-U.S. holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

Payments on the notes

Payments of interest on the notes by E*TRADE or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that:

•

the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of E*TRADE entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to E*TRADE through stock ownership; and

•

the Non-U.S. Holder certifies on an IRS Form W-8BEN (or other applicable IRS Form W-8), under penalties of perjury, that it is not a United States person (as defined in the Code) and E*TRADE does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person.

If interest on a note is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States, in general, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will be taxed in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), except that the Non-U.S. Holder will generally be required to provide E*TRADE with a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. In addition, a corporate Non-U.S. Holder generally will be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) with respect to its effectively connected earnings and profits. Non-U.S. Holders receiving effectively connected interest should consult their tax advisors regarding whether they may be subject to different rules as a result of the application of an income tax treaty and with respect to other U.S. tax consequences of the ownership and disposition of notes.

Sale, exchange, redemption or other disposition of the notes

A Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange, redemption or other disposition of such note, unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition of a note.

If gain realized on a sale, exchange, redemption or other disposition of a note is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. In addition, a corporate Non-U.S. Holder may be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) with respect to its effectively connected earnings and profits. Non-U.S. Holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes. If a Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition of a note and certain other conditions are met, the Non-U.S. Holder will be subject to U.S. federal income tax on such gain (net of certain U.S.-source capital losses) at a rate of 30% (or a lower applicable treaty rate).

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition (including a retirement or redemption) of the notes and the Non-U.S. Holder may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Underwriting

J.P. Morgan Securities LLC is acting as underwriter in this offering. Subject to the terms and conditions in the underwriting agreement between us and the underwriter, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, all of the notes.

The underwriting agreement provides that the obligations of the underwriter to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriter has agreed to purchase all of the notes if any of them are purchased. For the purposes of this “Underwriting” section, references to “Company,” “we,” “us” and “our” refer to E*TRADE Financial Corporation and its successors, in each case excluding its subsidiaries.

The underwriter initially proposes to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriter may offer the notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount. In addition, the underwriter may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount to certain other dealers. After the initial offering, the underwriter may change the public offering price and any other selling terms. The underwriter may offer and sell notes through certain of its affiliates.

The following table shows the underwriting discounts and commissions to be paid by us to the underwriter in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us
Per note	%

In the underwriting agreement, we have agreed that:

•

We will not offer or sell any of our debt securities (other than the notes offered pursuant to this prospectus supplement) for a period of 60 days after the date of this prospectus supplement without the prior consent of J.P. Morgan Securities LLC.

•

We will indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in respect of those liabilities.

The notes are new issues of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriter has advised us that it intends to make a market in the notes. However, it is not obligated to do so and they may discontinue any market making at any time in its sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this Prospectus Supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Issuer for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require the Issuer or any initial purchaser to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The underwriter has agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer or the guarantors; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In connection with this offering of the notes, the underwriter may engage in stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, or the Exchange Act. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriter engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

The underwriter and certain of its affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriter may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

The underwriter or certain of its affiliates may be holders of our 2013 Notes. We will use the net proceeds of this offering to redeem the 2013 Notes.

Validity of securities

Certain legal matters relating to the notes offered hereby will be passed upon for E*TRADE by Davis Polk & Wardwell LLP, Menlo Park, California. Cahill Gordon & Reindel LLP, New York, New York, is representing the underwriter.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement of which this prospectus forms a part and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus supplement (excluding, in each case, any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K unless specifically incorporated by reference below):

(a)	our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 22, 2011;

(b)	the portions of our Definitive Proxy Statement on Schedule 14A for our 2011 annual meeting of stockholders that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2010;

(c)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 4, 2011; and

(d)	our Current Reports on Form 8-K filed with the SEC on February 24, 2011, February 28, 2011, March 17, 2011, April 6, 2011 and April 28, 2011.

Any statement contained in a previously filed document incorporated by reference into this prospectus supplement is deemed to be modified or superseded for purposes of this prospectus supplement and accompanying prospectus to the extent that a statement contained in this prospectus supplement, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

You may request a copy of these filings at no cost by writing or telephoning the office of Investor Relations, E*TRADE Financial Corporation, 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, (888) 772-3477. Information about us, including our SEC filings, is also available at our website at www.etrade.com. However, other than the electronic version of this prospectus supplement and accompanying prospectus that is being made available at www.etrade.com, the information on our website is not a part of, or incorporated by reference in, this prospectus supplement or the accompanying prospectus and should not be relied upon in determining whether to make an investment in our securities.

PROSPECTUS

E*TRADE Financial Corporation

Common Stock, Preferred Stock, Debt Securities,

Depositary Shares, Rights, Warrants, Purchase

Contracts, and Units

We may issue shares of our common stock and preferred stock, debt securities, depositary shares, rights, warrants, purchase contracts and units, and we or any selling security holders may offer and sell these securities from time to time in one or more offerings. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and the applicable prospectus supplement before you invest.

We and any selling security holders may offer these securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “ETFC.” On April 15, 2009, the last reported sale price on the Nasdaq Global Select Market for our common stock was $2.08.

Investing in these securities involves certain risks. See “Item 1A—Risk Factors” beginning on page 6 of our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference herein. We may include specific risk factors in an applicable prospectus supplement under the heading “Risk Factors.”

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 17, 2009

You should rely only on the information contained in or incorporated by reference in this prospectus in any supplement hereto or in any related free-writing prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “E*TRADE,” the “Company,” “we,” “us,” and “our” refer to E*TRADE Financial Corporation and, except where expressly indicated or the context otherwise requires, its subsidiaries.

ii

THE COMPANY

E*TRADE Financial Corporation is a financial services company that provides online brokerage and related products and services primarily to individual retail investors, under the brand “E*TRADE Financial.” Our products and services include investor-focused banking, primarily sweep deposits and savings products, and asset gathering. Our competitive strategy is to attract and retain customers by emphasizing low-cost, ease of use and innovation, with delivery of our products and services primarily through online and technology-intensive channels.

Our corporate offices are located at 135 East 57th Street, New York, New York 10022. We were incorporated in California in 1982 and reincorporated in Delaware in July 1996. We operate directly and through numerous subsidiaries many of which are overseen by governmental and self-regulatory organizations. Our most significant subsidiaries are described below:

•

E*TRADE Bank is a Federally chartered savings bank that provides investor-focused banking services to retail customers nationwide and deposit accounts insured by the Federal Deposit Insurance Corporation (“FDIC”);

•	E*TRADE Capital Markets, LLC is a registered broker-dealer and market-maker;

•

E*TRADE Clearing LLC is the clearing firm for our brokerage subsidiaries and is a wholly-owned operating subsidiary of E*TRADE Bank. Its main purpose is to transfer securities from one party to another; and

•	E*TRADE Securities LLC is a registered broker-dealer and the primary provider of brokerage services to our customers.

We provide services primarily to customers in the U.S. through our website at www.etrade.com. We also offer, either alone or with our partners, branded retail websites outside of the U.S. the most significant of which are: Denmark, Estonia, Finland, France, Germany, Hong Kong, Iceland, the Netherlands, Norway, Singapore, Sweden, the United Arab Emirates and the United Kingdom.

In addition to our websites, we also provide services through our network of customer service representatives, relationship managers and investment advisors. We provide these services over the phone or in person through our 29 E*TRADE Financial Centers.

We maintain a website at www.etrade.com where general information about us is available. Information on our website is not a part of this prospectus.

About this Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we or selling security holders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or selling security holders may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement of which this prospectus forms a part and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering under this prospectus:

(a)	Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on February 26, 2009; and

(b)	The description of our capital stock and the rights associated therewith included in our Registration Statement on Form 8-A12B filed with the SEC on December 26, 2006, including any amendments or reports filed for the purpose of updating such descriptions.

Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

You may request a copy of these filings at no cost by writing or telephoning the office of Investor Relations, E*TRADE Financial Corporation, 135 East 57th Street, New York, New York 10022, (888) 772-3477. Information about us, including our SEC filings, is also available at our website at www.etrade.com. However, the information on our website is not a part of, or incorporated by reference in, this prospectus or any prospectus supplement that we file and should not be relied upon in determining whether to make an investment in our securities.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

Certain information included in this prospectus and in the documents we incorporate herein by reference may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. Statements in this prospectus that are not statements of historical facts are hereby identified as forward-looking statements for these purposes. In particular, statements that we make under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2008 relating to our overall volume trends, and industry forces, margin trends, anticipated capital expenditures and our strategies are forward-looking statements. When used in this document, the words “may,” “believe”, “expect”, “intend,” “anticipate”, “estimate”, “project”, “plan”, “should” and similar expressions are intended to identify forward-looking statements.

These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. We disclaim any duty to update any forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements are set forth under “Risk Factors” and discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2008, including the following:

•

our potential inability to return to profitability, particularly in light of the significant losses we incurred in 2008 and the substantial diminution in customer assets and accounts we experienced as a result of the losses in our institutional business segment in 2007;

•	potential increases in our provision for loan losses if the residential real estate and credit markets continue to deteriorate and potential concerns about our continued viability;

•	our potential inability to retain our current customer assets and accounts and to rebuild our franchise by reclaiming customers and growing assets;

•	our potential inability to service our substantial indebtedness and obtain additional financing, as well as the challenges we face due to our substantial leverage;

•	liabilities and costs associated with investigations and lawsuits, including those relating to our losses from mortgage loans and asset-backed securities;

•	our potential inability to compete effectively;

•	adverse changes in general economic conditions, including fluctuations in interest rates;

•	adverse changes in governmental regulations or enforcement practices; and

•	other factors described elsewhere in this prospectus or in our current and future filings with the SEC.

We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this prospectus not to occur.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for working capital and general corporate purposes, including, but not limited to, funding our operations and financing capital expenditures. We may also invest the proceeds in certificates of deposit, U.S. government securities or certain other interest-bearing securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in the related prospectus supplement.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. Although we do not currently have any plans to pay cash dividends on our common stock, we may do so in the future (subject to any applicable contractual or other restrictions).

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to fixed charges and preferred stock dividends:

	For the Year Ended December 31,
	2008		2007		2006	2005	2004
Ratio of earnings to fixed charges	(a	)	(b	)	1.61	1.75	1.95
Ratio of earnings to fixed charges and preferred stock dividends	(a	)	(b	)	1.61	1.75	1.95

(a)	Earnings for the year ended December 31, 2008 were inadequate to cover fixed charges. The coverage deficiency was $1.3 billion.

(b)	Earnings for the year ended December 31, 2007 were inadequate to cover fixed charges. The coverage deficiency was $2.2 billion.

The ratio of earnings to fixed charges is computed by dividing (i) income (loss) before income taxes, discontinued operations and the cumulative effect of accounting changes less equity in the income (loss) of investments plus fixed charges less the preference securities dividend requirement of consolidated subsidiaries by (ii) fixed charges. Fixed charges include, as applicable, interest expense, amortization of debt issuance costs, the estimated interest component of rent expense (calculated as one-third of net rent expense) and the preference securities dividend requirement of consolidated subsidiaries.

DESCRIPTION OF COMMON STOCK

The following description of our capital stock is based upon our Restated Certificate of Incorporation (“Certificate of Incorporation”), our Bylaws (“Bylaws”) and applicable provisions of law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete. The Certificate of Incorporation and Bylaws are incorporated by reference in the registration statement of which this prospectus forms a part and are exhibits to our Annual Report on Form 10-K for the year ended December 31, 2008. You should read the Certificate of Incorporation and Bylaws for the provisions that are important to you.

Certain provisions of the Delaware General Corporation Law (“DGCL”), the Certificate of Incorporation and the Bylaws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

General

Our authorized capital stock consists of 1,200,000,000 shares of common stock, $0.01 par value per share and 1,000,000 shares of preferred stock, $0.01 par value per share. As of April 14, 2009, we had outstanding 572,104,465 shares of our common stock. As of April 14, 2009, we had 1,858 stockholders of record.

Each holder of common stock is entitled to one vote per share held on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for the payment of dividends. If we liquidate, dissolve or wind-up our business, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and any shares of common stock to be issued upon completion of our offering will be fully paid and non-assessable.

Stockholder Rights Plan

Our board of directors adopted a Stockholder Rights Plan in July 2001. In connection with the Stockholder Rights Plan, our board of directors declared and paid a dividend of one participating preferred share purchase right for each share of common stock outstanding on July 17, 2001. In addition, each share of common stock issued after July 17, 2001 was issued, or will be issued, with an accompanying participating preferred share purchase right. Each right entitles the holder, under certain circumstances, to purchase from us one one-thousandth of a share of Series B Participating Cumulative Preferred Stock, par value $0.01 per share, at an exercise price of $50.00 per one-thousandth of a share of Series B Participating Cumulative Preferred Stock.

The rights are evidenced by the certificates for, and are transferred with, our common stock and will not separate from the underlying common stock and will not be exercisable until the earlier of either (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of securities representing 10% or more of the outstanding shares of the Company’s common stock (an “Acquiring Person”) or (ii) 10 business days (or such later date as may be determined by our board of directors before any person has become an Acquiring Person) following the commencement of a tender offer or exchange offer which would result in any person or group of persons becoming an Acquiring Person. The rights will expire on the earlier of (a) July 9, 2011 or (b) redemption of exchange of the rights by the Company, as described below.

The board of directors may exchange the rights at a ratio of one share of common stock for each right at any time after a person or group of affiliated or associated persons has become an Acquiring Person but before such person or group of affiliated or associated persons acquires beneficial ownership of 50% or more of the outstanding shares of our common stock. The board of directors may also redeem the rights at a price of $.01 per right at any time before any person has become an Acquiring Person.

If, after the rights become exercisable, we agree to merge into another entity, another merges into us or we sell more than 50% of our assets, each right will entitle the holder to purchase, at a price equal to the exercise price of the right, a number of shares of common stock of such surviving or acquiring entity having a then-current value of two times the exercise price of the rights.

This description is not complete and is qualified, in its entirety, by reference to the Rights Agreement dated as of July 9, 2001, a copy of which was filed as Exhibit 99.2 to our Current Report on Form 8-K filed on July 10, 2001, including any amendments or reports filed for the purpose of updating such description.

Anti-Takeover Effects or Provisions of Our Certificate of Incorporation, Bylaws, Stockholder Rights Plan, and Delaware Law

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws contain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management.

Our Certificate of Incorporation and Bylaws provide for a classified board of directors and permit the board to create new directorships and to elect new directors to serve for the full term of the class of directors in which the new directorship was created. The terms of the directors are staggered to provide for the election of approximately one-third of the board members each year, with each director serving a three-year term. In uncontested elections, each director must be elected to the board by the majority of the votes cast with respect to the director’s election, and must submit his or her resignation to the board if he or she does not obtain the required majority. The board has the power to decide whether or not to accept the resignation, but must publicly disclose its decision and, if the resignation is rejected, its rationale within 90 days following certification of the stockholder vote. The board (or its remaining members, even though less than a quorum) is also empowered to fill vacancies on the board occurring for any reason, including a vacancy from an enlargement of the board; however, a vacancy created by the removal of a director by the stockholders or court order may be filled only by the vote of a majority of the shares at a meeting at which a quorum is present. Any director so elected according to the preceding sentence shall hold office for the remainder of the term of the class of directors in which the new directorship was created or the vacancy occurred. A director or the entire board may be removed by stockholders, with or without cause, by the affirmative vote of two-thirds of the outstanding voting stock. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Our Certificate of Incorporation provides that stockholders may take action only at an annual meeting or special meeting and may not take action by written consent. Special meetings of our stockholders may only be called by our Chairman of the board, our President, a majority of the number of directors constituting the full board, or the holders of not less than 10% of our outstanding voting stock.

Under the terms of our Bylaws, stockholders who intend to present business or nominate persons for election to the board at annual meetings of stockholders must provide notice to our corporate secretary no more than 150 days and no less than 120 days prior to the date of the proxy statement for the prior annual meeting, as more fully set forth in our Bylaws.

Our Certificate of Incorporation provides that, in addition to the requirements of the Delaware General Corporation Law described below, any business combination with an interested stockholder, as these terms are defined in our Certificate of Incorporation and summarized below, requires the affirmative vote of two-thirds of the outstanding voting stock, unless two-thirds of the number of directors constituting the full board approve the transaction.

A business combination is defined for purposes of this provision of our Certificate of Incorporation as:

•

a merger or consolidation of us or any of our subsidiaries with an interested stockholder or with a corporation that is or would become an affiliate or associate, with these terms defined for purposes of this provision of our Certificate of Incorporation as they are defined in the Exchange Act, of an interested stockholder,

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with, or proposed by or on behalf of, an interested stockholder or any affiliate or associate of an interested stockholder involving any assets of ours or our subsidiaries that constitute 5% or more of our total assets,

•

the issuance or transfer by us or by any of our subsidiaries of any of our or their securities to, or proposed by or on behalf of, an interested stockholder or any affiliate or associate of an interested stockholder in exchange for cash, securities or other property that constitute 5% or more of our total assets,

•

the adoption of any plan or proposal for our liquidation or dissolution or any spin-off or split-up of any kind of us or any of our subsidiaries, proposed by or on behalf of an interested stockholder or an affiliate or associate of an interested stockholder, or

•

any reclassification, recapitalization, or merger or consolidation of us with any of our subsidiaries or any similar transaction that has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (i) any class of equity securities of us or any of our subsidiaries or (ii) any class of securities of us or any of our subsidiaries convertible into equity securities of us or any of our subsidiaries which are directly or indirectly owned by an interested stockholder or an affiliate or associate of an interested stockholder.

An interested stockholder is defined for purposes of this provision of our Certificate of Incorporation as an individual, corporation or other entity which, as of the record date for notice of the transaction or immediately prior to the transaction:

•	is one of our associates or affiliates and at any time within the prior two-year period was the beneficial owner, directly or indirectly, of 10% or more of our outstanding voting securities, or

•	is, or was at any time within the prior two-year period, the beneficial owner, directly or indirectly, of 10% or more of our outstanding voting securities, or

•	is under circumstances described in more detail in our Certificate of Incorporation, an assignee of any of the persons described above.

A person is the beneficial owner of any voting securities which:

•	that person or any of its affiliates or associates, beneficially owns, directly or indirectly,

•

that person or any of its affiliates or associates has, directly or indirectly, the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding, or

•

are beneficially owned, directly or indirectly, by any other person with which the person in question or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock.

As described below under “Description of Preferred Stock,” our board of directors has the authority to issue preferred stock in one or more series and to fix the powers, rights, designations preferences, qualifications, limitations and restrictions applicable to the preferred stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing potential takeover attempts without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock.

These provisions of our Certificate of Incorporation and Bylaws may deter any potential unfriendly offers or other efforts to obtain control of us that are not approved by our board of directors. Such provisions could deprive our stockholders of opportunities to realize a premium on their common stock and could make removal of incumbent directors more difficult. At the same time, these provisions may have the effect of inducing any persons seeking to control us or seeking a business combination with us to negotiate terms acceptable to our board of directors. These provisions of our Certificate of Incorporation and Bylaws can be changed or amended only by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock.

Stockholder Rights Plan

The Stockholder Rights Plan approved by our board of directors is designed to protect and maximize the value of our outstanding equity interests in the event of an unsolicited attempt to acquire us in a manner or on terms not approved by our board of directors and that prevents our stockholders from realizing the full value of their shares of our common stock. The rights are not intended to prevent a takeover of us.

We may redeem the rights at a price of $0.01 per right at any time prior to the acquisition of 10% or more of our outstanding common stock by a single acquiror or group. Accordingly, the rights should not interfere with any merger or business combination approved by our board of directors.

However, the rights may have the effect of rendering more difficult or discouraging an acquisition of us that is deemed undesirable by our board of directors. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except pursuant to an offer conditioned upon the negotiation, purchase or redemption of the rights.

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board before the date the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or after the date the business combination is approved by the board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any merger or consolidation involving the corporation or any majority-owned subsidiary and the interested stockholder;

•

subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or by any majority-owned subsidiary of any stock of the corporation or of such subsidiary to the interested stockholder;

•

any transaction involving the corporation or any majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•

the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any majority-owned subsidiary.

In general, Section 203 defines “interested stockholder” to be any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original Certificate of Incorporation or in an amendment to its Certificate of Incorporation or Bylaws approved by its stockholders. We have not opted out of this provision. Section 203 could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, N.A.

Listing

Our common stock is listed for trading on the NASDAQ Global Select Market under the trading symbol “ETFC.”

DESCRIPTION OF PREFERRED STOCK

This prospectus describes certain general terms and provisions of our preferred stock. When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to the particular series of preferred stock. The preferred stock will be issued under a certificate of designation relating to each series of preferred stock and is also subject to our Certificate of Incorporation.

We have summarized certain terms of the certificate of designation below. The summary is not complete. The certificate of designation will be filed with the SEC in connection with an offering of preferred stock.

Under our Certificate of Incorporation, our board of directors has the authority to:

•	create one or more series of preferred stock,

•	issue shares of preferred stock in any series up to the maximum number of shares of preferred stock authorized, and

•	determine the preferences, rights, privileges and restrictions of any series.

Our board may issue authorized shares of preferred stock, as well as authorized but unissued shares of common stock, without further stockholder action, unless stockholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our stock may be listed or quoted.

The prospectus supplement will describe the terms of any preferred stock being offered, including:

•	the number of shares and designation or title of the shares;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend rate or rates and the dates of payment (or the method for determining the dividend rates or dates of payment);

•	any voting rights;

•	if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

•	the method by which amounts in respect of the preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

•

whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which the preferred stock is convertible or exchangeable, and the terms and conditions of conversion or exchange;

•	the place or places where dividends and other payments on the preferred stock will be payable; and

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

All shares of preferred stock offered will be fully paid and non-assessable. Any shares of preferred stock that are issued will have priority over the common stock with respect to dividend or liquidation rights or both.

Our board of directors could create and issue a series of preferred stock with rights, privileges or restrictions which effectively discriminates against an existing or prospective holder of preferred stock as a result of the holder beneficially owning or commencing a tender offer for a substantial amount of common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to make it more difficult or discourage an attempt by a potential acquirer to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise. The issuance of these shares of capital stock may defer or prevent a change in control of our company without any further stockholder action.

In connection with our Stockholder Rights Plan, our board of directors has designated and reserved for issuance a series of 500,000 shares of Series B Participating Cumulative Preferred Stock, par value $0.01 per share. We may issue these shares of preferred stock under certain circumstances if the rights distributed to our stockholders pursuant to our Stockholder Rights Plan become exercisable. See “Description of Common Stock—Stockholder Rights Plan.”

The transfer agent for each series of preferred stock will be described in the relevant prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

Our debt securities, consisting of notes, debentures or other evidences of indebtedness, may be issued from time to time in one or more series pursuant to, in the case of senior debt securities, a senior indenture to be entered into between us and a trustee to be named therein, and in the case of subordinated debt securities, a subordinated indenture to be entered into between us and a trustee to be named therein. The terms of our debt securities will include those set forth in the indentures and those made a part of the indentures by the Trust Indenture Act of 1939.

Because the following is only a summary of selected provisions of the indentures and the debt securities, it does not contain all information that may be important to you. This summary is not complete and is qualified in its entirety by reference to the base indentures and any supplemental indentures thereto or officer’s certificate or board resolution related thereto. We urge you to read the indentures because the indentures, not this description, define the rights of the holders of the debt securities. The senior indenture and the subordinated indenture will be substantially in the forms included as exhibits to the registration statement of which this prospectus is a part.

As used in this section of the prospectus and under the captions “Description of Capital Stock,” “Description of Warrants” and “Description of Units,” the terms “we,” “us” and “our” refer only to E*TRADE and not to any existing or future subsidiaries of E*TRADE.

General

The senior debt securities will constitute unsecured and unsubordinated obligations of ours and will rank pari passu with our other unsecured and unsubordinated obligations. The subordinated debt securities will constitute our unsecured and subordinated obligations and will be junior in right of payment to our Senior Indebtedness (including senior debt securities), as described under the heading “Certain Terms of the Subordinated Debt Securities—Subordination.”

We conduct most of our operations through subsidiaries. Consequently, our ability to pay our obligations, including our obligation to pay principal or interest on the debt securities, to pay the debt securities at maturity or upon redemption or to buy the debt securities may depend on our subsidiaries repaying investments and advances we have made to them, and on our subsidiaries’ earnings and their distributing those earnings to us. The debt securities will be effectively subordinated to all obligations (including trade payables and preferred stock obligations) of our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the debt securities or to make funds available to us to do so. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend on their operating results and will be subject to applicable laws and contractual restrictions. The indentures will not limit our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us.

The debt securities will be our unsecured obligations. Our secured debt and other secured obligations will be effectively senior to the debt securities to the extent of the value of the assets securing such debt or other obligations.

You should look in the prospectus supplement for any additional or different terms of the debt securities being offered, including the following terms:

•	the debt securities’ designation;

•	the aggregate principal amount of the debt securities;

•	the percentage of their principal amount (i.e. price) at which the debt securities will be issued;

•	the date or dates on which the debt securities will mature and the right, if any, to extend such date or dates;

•	the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

•

the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any interest payment date;

•	the right, if any, to extend the interest payment periods and the duration of that extension;

•	the manner of paying principal and interest and the place or places where principal and interest will be payable;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•

the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option or at your option;

•	the form of the debt securities;

•	any provisions for payment of additional amounts for taxes and any provision for redemption, if we must pay such additional amounts in respect of any debt security;

•	the terms and conditions, if any, upon which we may have to repay the debt securities early at your option;

•

the currency, currencies or currency units for which you may purchase the debt securities and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

•

the terms and conditions upon which conversion or exchange of the debt securities may be effected, if any, including the initial conversion or exchange price or rate and any adjustments thereto and the period or periods when a conversion or exchange may be effected;

•	whether and upon what terms the debt securities may be defeased;

•	any events of default or covenants in addition to or in lieu of those set forth in the indenture;

•	provisions for electronic issuance of debt securities or for debt securities in uncertificated form; and

•

any other terms of the debt securities, including any terms which may be required by or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

We may from time to time, without notice to or the consent of the holders of any series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of such series in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of such series and have the same terms as to status, redemption or otherwise as the debt securities of such series.

You may present debt securities for exchange and you may present debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.

Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate (original issue discount securities) may be sold at a discount below their stated principal amount. Special U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the applicable prospectus supplement.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending on the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

Certain Terms of the Senior Debt Securities

Covenants

Unless otherwise indicated in a prospectus supplement, the senior debt securities will not contain any financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.

Consolidation, Merger and Sale of Assets

Unless we indicate otherwise in a prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the successor entity, if any, is a U.S. corporation, limited liability company, partnership or trust (subject to certain exceptions provided for in the senior indenture);

•	the successor entity assumes our obligations on the senior debt securities and under the senior indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

No Protection in the Event of a Change of Control

Unless otherwise indicated in a prospectus supplement with respect to a particular series of senior debt securities, the senior debt securities will not contain any provisions which may afford holders of the senior debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Events of Default

An event of default for any series of senior debt securities is defined under the senior indenture as being:

•

our default in the payment of principal or premium on the senior debt securities of such series when due and payable whether at maturity, upon acceleration, redemption, or otherwise, if that default continues for a period of five days (or such other period as may be specified for such series);

•

our default in the payment of interest on any senior debt securities of such series when due and payable, if that default continues for a period of 60 days (or such other period as may be specified for such series);

•

our default in the performance of or breach of any of our other covenants or agreements in the senior indenture applicable to senior debt securities of such series, other than a covenant breach which is specifically dealt with elsewhere in the senior indenture, and that default or breach continues for a period of 90 consecutive days after we receive written notice from the trustee or from the holders of 25% or more in aggregate principal amount of the senior debt securities of such series;

•	there occurs any other event of default provided for in such series of senior debt securities;

•	a court having jurisdiction enters a decree or order for:

•	relief in respect of us in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

•	appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or for all or substantially all of our property and assets; or

•	the winding up or liquidation of our affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days.

•	we:

•

commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law;

•

consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of ours for all or substantially all of our property and assets; or

•	effect any general assignment for the benefit of creditors.

The default by us under any other debt, including any other series of debt securities, is not a default under the senior indenture.

If an event of default other than an event of default specified in the last two bullet points above occurs with respect to a series of senior debt securities and is continuing under the senior indenture, then, and in each and every such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such series then outstanding under the senior indenture (each such series voting as a separate class) by written notice to us and to the trustee, if such notice is given by the holders, may, and the trustee at the request of such holders shall, declare the principal amount of and accrued interest, if any, on such senior debt securities to be immediately due and payable.

If an event of default specified in the last two bullet points above occurs with respect to us and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the senior debt securities of all series then outstanding under the senior indenture (treated as one class) may, by written notice to us and to the trustee, if such notice is given by the holders, declare the entire principal amount of, and accrued interest, if any, on each series of senior debt securities then outstanding to be immediately due and payable.

Upon a declaration of acceleration, the principal amount of and accrued interest, if any, on such senior debt securities shall be immediately due and payable. Unless otherwise specified in the prospectus supplement relating to a series of senior debt securities originally issued at a discount, the amount due upon acceleration shall include only the original issue price of the senior debt securities, the amount of original issue discount accrued to the date of acceleration and accrued interest, if any.

Upon certain conditions, declarations of acceleration may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of all the senior debt securities of such series affected by the default, each series voting as a separate class (or, of all the senior debt securities, as the case may be, voting as a single class). Furthermore, subject to various provisions in the senior indenture, the holders of at least a majority in aggregate principal amount of a series of senior debt securities, by notice to the trustee, may waive an existing default or event of default with respect to such senior debt securities and its consequences, except a default in the payment of principal of or interest on such senior debt securities or in respect of a covenant or provision of the senior indenture which cannot be modified or amended without the consent of the holders of each such senior debt security. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such senior debt securities shall be deemed to have been cured, for every purpose of the senior indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto. For information as to the waiver of defaults, see “—Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of a series of senior debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such senior debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the senior indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of senior debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such series of senior debt securities. A holder may not pursue any remedy with respect to the senior indenture or any series of senior debt securities unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of such series of senior debt securities make a written request to the trustee to pursue the remedy in respect of such event of default;

•	the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability, or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of such series of senior debt securities do not give the trustee a direction that is inconsistent with the request.

These limitations, however, do not apply to the right of any holder of a senior debt security to receive payment of the principal of or interest, if any, on such senior debt security, or to bring suit for the enforcement of any such payment, on or after the due date for the senior debt securities, which right shall not be impaired or affected without the consent of the holder.

The senior indenture requires certain of our officers to certify, on or before a fixed date in each year in which any senior debt security is outstanding, as to their knowledge of our compliance with all conditions and covenants under the senior indenture.

Discharge and Defeasance

The senior indenture provides that, unless the terms of any series of senior debt securities provides otherwise, we may discharge our obligations with respect to a series of senior debt securities and the senior indenture with respect to such series of senior debt securities if:

•	we pay or cause to be paid, as and when due and payable, the principal of and any interest on all senior debt securities of such series outstanding under the senior indenture;

•

all senior debt securities of such series previously authenticated and delivered with certain exceptions, have been delivered to the trustee for cancellation and we have paid all sums payable by us under the senior indenture; or

•

the senior debt securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption, and we irrevocably deposit in trust with the trustee, as trust funds solely for the benefit of the holders of the senior debt securities of such series, for that purpose, the entire amount in cash or, in the case of any series of senior debt securities payments on which may only be made in U.S. dollars, U.S. government obligations (maturing as to principal and interest in such amounts and at such times as will insure the availability of cash sufficient), after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay principal of and interest on the senior debt securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by us under the senior indenture.

With respect to the first and second bullet points, only our obligations to compensate and indemnify the trustee and our right to recover unclaimed money held by the trustee under the senior indenture shall survive. With respect to the third bullet point, certain rights and obligations under the senior indenture (such as our obligation to maintain an office or agency in respect of such senior debt securities, to have moneys held for payment in trust, to register the transfer or exchange of such senior debt securities, to deliver such senior debt securities for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover unclaimed money held by the trustee) shall survive until such senior debt securities are no longer outstanding. Thereafter, only our obligations to compensate and indemnify the trustee and our right to recover unclaimed money held by the trustee shall survive.

Unless the terms of any series of senior debt securities provide otherwise, on the 121st day after the date of deposit of the trust funds with the trustee, we will be deemed to have paid and will be discharged from any and all obligations in respect of the series of senior debt securities provided for in the funds, and the provisions of the senior indenture will no longer be in effect with respect to such senior debt securities (“legal defeasance”); provided that the following conditions shall have been satisfied:

•

we have irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the holders of the senior debt securities of such series, for payment of the principal of and interest on the senior debt securities of such series, cash in an amount or, in the case of any series of senior debt securities payments on which can only be made in U.S. dollars, U.S. government obligations (maturing as to principal and interest at such times and in such amounts as will insure the availability of cash) or a combination thereof sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee), after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay and discharge the principal of and accrued interest on the senior debt securities of such series to maturity or earlier redemption, as the case may be, and any mandatory sinking fund payments on the day on which such payments are due and payable in accordance with the terms of the senior indenture and the senior debt securities of such series;

•

such deposit will not result in a breach or violation of, or constitute a default under, the senior indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•	no default or event of default with respect to the senior debt securities of such series shall have occurred and be continuing on the date of such deposit;

•

we shall have delivered to the trustee either an officer’s certificate and an opinion of counsel that the holders of the senior debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercising our option under this provision of the senior indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred or a ruling by the Internal Revenue Service to the same effect; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the senior indenture relating to the contemplated defeasance of the senior debt securities of such series have been complied with.

Subsequent to the legal defeasance above, certain rights and obligations under the senior indenture (such as our obligation to maintain an office or agency in respect of such senior debt securities, to have moneys held for payment in trust, to register the exchange of such senior debt securities, to deliver such senior debt securities for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover unclaimed money held by the trustee) shall survive until such senior debt securities are no longer outstanding. After such senior debt securities are no longer outstanding, only our obligations to compensate and indemnify the trustee and our right to recover unclaimed money held by the trustee shall survive.

Modification and Waiver

We and the trustee may amend or supplement the senior indenture or the senior debt securities without the consent of any holder:

•	to convey, mortgage or pledge any assets as security for the senior debt securities of one or more series;

•	to evidence the succession of another corporation to us, and the assumption by such successor corporation of our covenants, agreements and obligations under the senior indenture;

•

to cure any ambiguity, defect, or inconsistency in the senior indenture or in any supplemental indenture; provided that such amendments or supplements shall not adversely affect the interests of the holders of the senior debt securities of any series in any material respect, or to conform the senior indenture or the senior debt securities to the description of senior debt securities of such series set forth in this prospectus or a prospectus supplement;

•	to comply with the provisions described under “—Certain Covenants—Consolidation, Merger and Sale of Assets”;

•

to evidence and provide for the acceptance of appointment hereunder by a successor trustee, or to make such changes as shall be necessary to provide for or facilitate the administration of the trusts in the senior indenture by more than one trustee;

•	to provide for or add guarantors with respect to the senior debt securities of any series;

•	to establish the form or forms or terms of the senior debt securities as permitted by the senior indenture;

•	to make any change that is necessary or desirable provided that such change shall not adversely affect the interests of the holders of the senior debt securities of any series in any material respect;

•

to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default;

•	to make any change to the senior debt securities of any series so long as no senior debt securities of such series are outstanding; or

•	to make any change that does not adversely affect the rights of any holder.

Other amendments and modifications of the senior indenture or the senior debt securities issued may be made, and our compliance with any provision of the senior indenture with respect to any series of senior debt securities may be waived, with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding senior debt securities of all series affected by the amendment or modification (voting as one class); provided, however, that each affected holder must consent to any modification, amendment or waiver that:

•	changes the stated maturity of the principal of, or any installment of interest on, any senior debt securities of such series;

•	reduces the principal amount of, or premium, if any, or interest on, any senior debt securities of such series;

•	changes the place or currency of payment of principal of, or premium, if any, or interest on, any senior debt securities of such series;

•	changes the provisions for calculating the optional redemption price, including the definitions relating thereto;

•

changes the provisions relating to the waiver of past defaults or changes or impairs the right of holders to receive payment or to institute suit for the enforcement of any payment of any senior debt securities of such series on or after the due date therefor;

•

reduces the above-stated percentage of outstanding senior debt securities of such series the consent of whose holders is necessary to modify or amend or to waive certain provisions of or defaults under the senior indenture;

•	waives a default in the payment of principal of or interest on the senior debt securities;

•	adversely affects the rights of such holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such holder; or

•

modifies any of the provisions of this paragraph, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each senior debt security of such series affected by the modification.

It shall not be necessary for the consent of the holders under this section of the senior indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under this section of the senior indenture becomes effective, the trustee must give to the holders affected thereby certain notice briefly describing the amendment, supplement or waiver. We will mail supplemental indentures to holders upon request. Any failure by the trustee to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

No Personal Liability of Incorporators, Stockholders, Officers, Directors

The senior indenture provides that no recourse shall be had under or upon any obligation, covenant, or agreement of ours in the senior indenture or any supplemental indenture, or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any incorporator, stockholder, officer or director of ours or of any successor person thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.

Concerning the Trustee

The senior indenture provides that, except during the continuance of a default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the senior indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the senior indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

We may have normal banking relationships with the trustee under the senior indenture in the ordinary course of business.

Unclaimed Funds

All funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the senior debt securities that remain unclaimed for two years after the maturity date of such senior debt securities will be repaid to us upon our request. Thereafter, any right of any noteholder to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Governing Law

The senior indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Certain Terms of the Subordinated Debt Securities

Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination, or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities. Additional or different subordination terms may be specified in the prospectus supplement applicable to a particular series.

Subordination

The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all our Senior Indebtedness, as defined in the subordinated indenture. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our Senior Indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our Senior Indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our Senior Indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “Senior Indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•

all of the indebtedness of that person for money borrowed, including any indebtedness secured by a mortgage or other lien which is (1) given to secure all or part of the purchase price of property subject to the mortgage or lien, whether given to the vendor of that property or to another lender, or (2) existing on property at the time that person acquires it;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•

all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•

all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities constitute Senior Indebtedness for purposes of the subordinated debt indenture.

DESCRIPTION OF DEPOSITARY SHARES

At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do elect to offer fractional shares of preferred stock, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights may include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends

The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation Preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of E*TRADE, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and no fewer than 20 or more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

Voting

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of preferred stock underlying their depositary shares.

Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with:

•	the initial deposit of the preferred stock;

•	the initial issuance of the depositary shares;

•	any redemption of the preferred stock; and

•	all withdrawals of preferred stock by owners of depositary shares.

Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. If these charges have not been paid, the depositary may:

•	refuse to transfer depositary shares;

•	withhold dividends and distributions; and

•	sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Neither the depositary nor E*TRADE will be liable if either the depositary or E*TRADE is prevented or delayed by law or any circumstance beyond either the depositary or E*TRADE’s control in performing their respective obligations under the deposit agreement. E*TRADE’s obligations and the depositary’s obligations will be limited to the performance in good faith of E*TRADE or the depositary’s respective duties under the deposit agreement. Neither the depositary nor E*TRADE will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. E*TRADE and the depositary may rely on:

•	written advice of counsel or accountants;

•	information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

•	documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. The successor depositary must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

Federal Income Tax Consequences

Owners of the depositary shares will be treated for federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. As a result, owners will be entitled to take into account for federal income tax purposes and deductions to which they would be entitled if they were holders of such preferred stock. No gain or loss will be recognized for federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares. The tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged. The holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our common stock, preferred stock or other offered security independently or together with any other offered security. Any rights that we may issue may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our stockholders, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other person would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof of vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, rights, warrants, debt securities, depositary shares, shares of preferred stock, shares of common stock or any combination of such securities.

FORMS OF SECURITIES

Each debt security, depositary share, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the registered debt securities, depositary shares, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of E*TRADE, the trustee, any warrant agent, unit agent or any other agent of E*TRADE, agent of the trustee or agent of such warrant agent or unit agent will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders of that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based on directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We or selling security holders may sell the securities being offered hereby in the following manner or any manner specified in a prospectus supplement:

•	directly to purchasers;

•	through agents;

•	through underwriters; and

•	through dealers.

If any securities are sold pursuant to this prospectus by any persons other than us, we will, in a prospectus supplement, name the selling security holders, indicate the nature of any relationship such holders have had with us or any of our affiliates during the three years preceding such offering, state the amount of securities of the class owned by such security holder prior to the offering and the amount to be offered for the security holder’s account, and state the amount and (if one percent or more) the percentage of the class to be owned by such security holder after completion of the offering.

We or any selling security holder may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions that we or any selling security holder must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us or any selling security holder in the ordinary course of business.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we and, if applicable, any selling security holder will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us and by any selling security holder against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us or any selling security holder in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph referring to the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, as of January 1, 2007, and the adoption of Statement of Financial Accounting Standard (“SFAS”) No. 157, Fair Value Measurement, and SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, on January 1, 2008, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting) which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.